SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Schnitzer Steel Industries, Inc.

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SCHNITZER STEEL INDUSTRIES, INC.

December 15, 2009

Dear Shareholder:

You are invited to attend the Annual Meeting of Shareholders of your Company, which will be held on Wednesday, January 27, 2010 at 8 A.M., local time, at the Multnomah Athletic Club, 1849 SW Salmon Street, Portland, Oregon 97205.

The formal notice of the meeting appears on the following pages and describes the matters to be acted upon. Time will be provided during the meeting for discussion and you will have an opportunity to ask questions about your Company. Only shareholders of record at the close of business on December 4, 2009 are entitled to vote at the Annual Meeting or any adjournment of the meeting.

Again this year, the Company will utilize the Securities and Exchange Commission rules allowing issuers to furnish proxy materials over the Internet. We intend to mail a printed copy of this proxy statement and a proxy card to certain of our shareholders of record entitled to vote at the Annual Meeting on or about December 15, 2009. All other shareholders will receive a Notice Regarding the Availability of Proxy Matters (the “Notice”), which will be mailed on or about December 15, 2009. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, not including a proxy card, you should follow the instructions for requesting such materials included in the Notice. Please read the proxy statement for more information on this alternative, which we believe allows the Company to provide shareholders with the information they need while lowering the costs and reducing the environmental impact of delivering the proxy statement.

Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. Instructions have been provided for each of the alternative voting methods in the accompanying proxy statement. Please be sure to vote as soon as possible.

Sincerely,

Tamara L. Lundgren

President and Chief Executive Officer

SCHNITZER STEEL INDUSTRIES, INC.

3200 NW Yeon Ave., Portland, OR 97210

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD JANUARY 27, 2010

The Annual Meeting of Shareholders of Schnitzer Steel Industries, Inc. (the “Company”) will be held at the Multnomah Athletic Club, 1849 SW Salmon Street, Portland, Oregon 97205, on Wednesday, January 27, 2010 at 8 A.M., local time, for the following purposes:

(1)	To elect one director to serve until the 2012 Annual Meeting of Shareholders and four directors to serve until the 2013 Annual Meeting of Shareholders, and until their successors have been elected and qualified, as listed in the accompanying proxy statement;

(2)	To re-approve and amend the Executive Annual Bonus Plan; and

(3)	To transact such other business (which does not include nominations of directors) as may properly be brought before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on December 4, 2009 are entitled to notice of and to vote at the meeting or any adjournments thereof.

Please submit a proxy through the internet or, if this proxy statement was mailed to you, by completing, signing and dating the enclosed proxy card and returning it promptly in the enclosed reply envelope. If you are able to attend the meeting, you may, if you wish, revoke the proxy and vote personally on all matters brought before the meeting.

By Order of the Board of Directors,

Richard C. Josephson

Secretary

Portland, Oregon

December 15, 2009

SCHNITZER STEEL INDUSTRIES, INC.

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Schnitzer Steel Industries, Inc., an Oregon corporation (the “Company”), to be voted at the Annual Meeting of Shareholders to be held at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting. We intend to mail a printed copy of this proxy statement and a proxy card to certain of our shareholders of record entitled to vote at the Annual Meeting on or about December 15, 2009. All other shareholders will receive a Notice Regarding the Availability of Proxy Matters (the “Notice”), which will be mailed on or about December 15, 2009. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, not including a proxy card, you should follow the instructions for requesting such materials included in the Notice.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I being provided with these materials?

The Company is providing you with this proxy statement because the Board is soliciting your proxy to vote at the Annual Meeting of Shareholders to be held on January 27, 2010. You are invited to attend the Annual Meeting, and we request that you vote on the proposals described in this proxy statement. You do not need to attend the meeting to vote your shares. If you have received a printed copy of these materials by mail, you may simply complete, sign and return your proxy card or follow the instructions below to submit your proxy over the telephone or through the Internet. If you did not receive a printed copy of these materials by mail and are accessing them on the Internet, you may simply follow the instructions below to submit your proxy through the Internet.

What if I received a Notice Regarding the Availability of Proxy Materials?

In accordance with rules and regulations adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record we may now furnish proxy materials to our shareholders over the Internet. If you received a Notice by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice will also instruct you as to how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, not including a proxy card, you should follow the instructions for requesting such materials included in the Notice.

What am I voting on?

The only matters scheduled for a vote are the election of the five nominated directors and the proposal to re-approve and amend the Company’s Executive Annual Bonus Plan described in this proxy statement.

How does the Board recommend that I vote my shares?

The Board recommends that you vote FOR each of the nominees to the Board and FOR the proposal to re-approve and amend the Executive Annual Bonus Plan.

Who can vote at the Annual Meeting?

Only shareholders of record at the close of business on December 4, 2009 will be entitled to vote at the Annual Meeting.

Am I a shareholder of record?

If at the close of business on December 4, 2009 your shares were registered directly in your name with our transfer agent then you are a shareholder of record.

What if my shares are not registered directly in my name but are held in street name?

If at the close of business on December 4, 2009 your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice or proxy materials, as applicable, are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account. If that organization is not given specific direction, shares held in the name of that organization may not be voted and will not be considered as present and entitled to vote with respect to the election of directors or the amendments to the Executive Annual Bonus Plan.

If I am a shareholder of record, how do I cast my vote?

If you are a shareholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive. If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. If you received a printed copy of these proxy materials by mail, you may vote by proxy using the enclosed proxy card, over the telephone, or on the Internet. If you received a Notice by mail, you may vote by proxy over the Internet.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

If I am a beneficial owner of Company shares, how do I cast my vote?

If you are a beneficial owner of shares held in street name and you would like to vote in person at the Annual Meeting, you must obtain a valid proxy from the record owner. To request the requisite proxy form, follow the instructions provided by your broker or contact your broker.

If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. If you received a printed copy of these proxy materials by mail, you should have also received a proxy card and voting instructions with these proxy materials from the organization that is the record owner of your shares rather than from us. To vote by proxy, you may complete and mail that proxy card or may vote by telephone or over the Internet as instructed by that organization in the proxy card. If you received a Notice by mail, you should have received the Notice from the organization that is the record owner of your shares rather than from us. To vote by proxy, you should follow the instructions included in the Notice to view the proxy statement and transmit your voting instructions.

What if I return a proxy card but do not make specific choices?

If you are a shareholder of record and return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all five nominees for director and “For” the proposal to re-approve and amend the Executive Annual Bonus Plan. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

If you are a beneficial owner of shares held in street name and return a signed and dated proxy card without marking any voting selections, your shares may not be voted and will not be considered as present and entitled to vote with respect to the election of all five nominees for director and the proposal to re-approve and amend the Executive Annual Bonus Plan. If any matter which is considered routine is properly presented at the meeting, your proxy (one of the individuals named on the proxy card) will vote your shares using his or her best judgment. Please note that this year, the rules that guide how brokers vote your shares have changed. Brokers may no longer vote your shares with respect to the election of all nominees for director in the absence of your specific instructions as to how to vote. Please return your proxy card so that your vote can be counted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of the following four ways:

•	If you received a printed copy of these proxy materials by mail, you may submit another properly completed proxy card with a later date.

•	You may vote again on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted).

•

You may send a written notice that you are revoking your proxy to the Company’s Secretary at Schnitzer Steel Industries, Inc., P.O. Box 10047, Portland, Oregon 97296-0047, Attention: Richard C. Josephson, Secretary, or hand-deliver it to the Secretary at or before the taking of the vote at the Annual Meeting.

•

You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy. Remember that if you are a beneficial owner of Company shares and wish to vote in person at the Annual Meeting, you must obtain a valid proxy from the organization that is the record owner of your shares (such as your broker).

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

The record date for determination of shareholders entitled to receive notice of and to vote at the Annual Meeting was December 4, 2009. At the close of business on December 4, 2009, 22,182,806 shares of Class A Common Stock (Class A), par value $1.00 per share, and 5,583,059 shares of Class B Common Stock (Class B), par value $1.00 per share, of the Company (collectively, the “Common Stock”) were outstanding and entitled to vote at the Annual Meeting. Each share of Class A Common Stock is entitled to one vote and each share of Class B Common Stock is entitled to ten votes with respect to each matter to be voted on at the Annual Meeting. If on the date of the Annual Meeting, the outstanding shares of Class B Common Stock represent less than 20% of the total outstanding shares of Common Stock, each share of Class B Common Stock will have only one vote at the Annual Meeting. As of December 4, 2009, Class B Common Stock represented 20.11% of the outstanding Common Stock.

The following table sets forth certain information regarding the beneficial ownership of the Common Stock, as of September 30, 2009 (unless otherwise noted in the footnotes to the table), by (i) persons known to the Company to be the beneficial owner of more than 5% of either class of the Company’s Common Stock, (ii) each of the Company’s current directors, (iii) each executive officer of the Company listed in the Summary Compensation Table (each a “named executive officer” and collectively the “named executive officers”), and (iv) all current directors and executive officers of the Company as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all outstanding shares of Common Stock shown as beneficially owned by them. Except as noted below, the address of each shareholder in the table is Schnitzer Steel Industries, Inc., P.O. Box 10047, Portland, Oregon 97296–0047.

Name of Beneficial Owner or Number of Persons in Group	Class A Shares Beneficially Owned(1)			Class B Shares Beneficially Owned(1)
	Number		Percent	Number	Percent
Schnitzer Steel Industries, Inc. Voting Trust (Schnitzer Trust)	—			5,437,464	86.7%
Marilyn S. Easly(2)	—			354,365	5.7%
Carol S. Lewis(2)	4,500		*	405,419	6.5%
Scott Lewis(2)	84,245	(4)	*	34,524	*
MANUEL SCHNITZER FAMILY GROUP, Carol S. Lewis, Trustee(3)	—			1,152,102	18.4%
Dori Schnitzer(2)	9,000		*	890,298	14.2%
Susan Schnitzer(2)	—			620,178	9.9%
Jean S. Reynolds(2)	13,600	(4)	*	390,279	6.2%
MORRIS SCHNITZER FAMILY GROUP, Dori Schnitzer, Trustee(3)	—			1,802,175	28.8%
Kenneth M. and Deborah S. Novack(2)	29,350	(5)	*	321,784	5.1%
Gary Schnitzer and Sandra Wilder(2)	25,095	(6)	*	25,333	*
GILBERT SCHNITZER FAMILY GROUP, Gary Schnitzer, Trustee(3)	—			392,350	6.3%
Robert W. and Rita S. Philip(2)	—		*	371,961	5.9%
Dina S. Meier(2)	—			354,700	5.7%
Jill Schnitzer Edelson(2)	300	(7)	*	359,503	5.7%
Mardi S. Schnitzer(2)	1,800		*	367,181	5.9%
LEONARD SCHNITZER FAMILY GROUP, Rita S. Philip, Trustee(3)	—			2,090,837	33.4%
Royce & Associates LLC	3,213,548	(8)	15.0%
M&G Investment Management Ltd.	3,054,413	(9)	14.3%
Bank of America Corporation	1,973,662	(10)	9.2%
Advisory Research, Inc.	1,887,959	(11)	8.8%
David J. Anderson	—	(12)
Robert S. Ball	23,100	(13)	*
William A. Furman	13,779	(4)	*
Wayland R. Hicks	—	(12)
Judith A. Johansen	—	(7)
William D. Larsson	—	(7)
Ralph R. Shaw	20,100	(4)	*
John D. Carter	189,580	(14)	*
Tamara L. Lundgren	50,482	(15)	*
Richard D. Peach	634		*
Donald W. Hamaker	20,181	(16)	*
Richard C. Josephson	16,610	(17)
Jay Robinovitz	4,678	(19)	*
All current directors and executive officers as a group (21 persons)(2)	513,505	(18)	2.4%	1,131,423	18.1%

*	Less than 1%

(1)	Includes, in all cases, shares held by either spouse, either directly or as trustee or custodian or through another family entity. For purposes of this table, Class A shares beneficially owned do not include Class A shares issuable upon conversion of Class B shares. Shares held in a trust which has more than one trustee are reported for only one trustee as beneficial owner, generally the trustee who is either the beneficiary, or a parent of the beneficiary, of the trust.

(2)	Except as described below, Class B shares owned by these shareholders are subject to the Schnitzer Trust and represented by voting trust certificates beneficially owned by the shareholders. Class B shares beneficially owned that are not subject to the Schnitzer Trust are as follows:

	Class B Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
Marilyn S. Easly	53,465	*
Carol S. Lewis	30,000	*
Dori Schnitzer	112,500	*
Susan Schnitzer	112,500	*
Jean S. Reynolds	75,000	*
Jill Schnitzer Edelson	45,000	*
Mardi S. Schnitzer	45,000	*
Dina S. Meier	45,000	*

(3)	Class B shares shown in the table as owned by a family group represent the total number of shares subject to the Schnitzer Trust owned by members of the family group. The trustee for each family group has certain voting powers with respect to the family group’s shares as described below under “Schnitzer Steel Industries, Inc. Voting Trust and Buy-Sell Agreement.”

(4)	Includes 8,100 shares subject to options exercisable prior to November 30, 2009. Excludes 8,346 shares covered by deferred stock units (“DSUs”) or credited to an account under the Deferred Compensation Plan for Non-Employee Directors (the “Director DCP”).

(5)	Includes 29,350 shares subject to options exercisable prior to November 30, 2009. Excludes 11,148 shares covered by DSUs or credited to an account under the Director DCP.

(6)	Includes 20,856 shares subject to options exercisable prior to November 30, 2009.

(7)	Excludes 8,346 shares covered by DSUs or credited to an account under the Director DCP.

(8)	Beneficial ownership as of September 30, 2009 as reported by Royce & Associates, LLC, 1414 Avenue of the Americas, 9th Floor, New York, NY 10019-2578, in a Form 13F filed by the shareholder.

(9)	Consists of 1,850,000 shares owned by Vanguard Precious Metals & Mining Fund as of July 31, 2009 as reported in its semiannual report as of that date, and an additional 1,204,413 shares owned beneficially as of September 30, 2009 as reported in a Form 13F filed by the shareholder. M&G Investment Management Ltd., Laurence Pountney Hill, London, England EC4R OHH is the investment advisor to Vanguard Precious Metals and Mining Fund.

(10)	Beneficial ownership as of September 30, 2009 as reported by Bank of America Corporation, 100 North Tryon Street, Charlotte, NC 28255, in a Form 13F filed by the shareholder.

(11)	Beneficial ownership as of September 30, 2009 as reported by Advisory Research, Inc., 180 North Stetson, Suite 5500, Chicago, IL 60601 in a Form 13F filed by the shareholder.

(12)	Excludes 1,979 shares covered by DSUs.

(13)	Includes 8,100 shares subject to options exercisable prior to November 30, 2009. Excludes 12,349 shares covered by DSUs or credited to an account under the Director DCP.

(14)	Includes 94,916 shares subject to options exercisable prior to November 30, 2009.

(15)	Includes 22,128 shares subject to options exercisable prior to November 30, 2009.

(16)	Includes 6,244 shares subject to options exercisable prior to November 30, 2009.

(17)	Includes 8,102 shares subject to options exercisable prior to November 30, 2009.

(18)	Includes 232,322 shares subject to options exercisable prior to November 30, 2009.

(19)	This executive officer resigned on September 4, 2009.

Schnitzer Steel Industries, Inc. Voting Trust and Buy-Sell Agreement

Voting Trust Provisions.    Pursuant to the terms of the Schnitzer Steel Industries, Inc. 2001 Restated Voting Trust and Buy-Sell Agreement dated March 26, 2001 (the “Schnitzer Trust Agreement”), the beneficial owners of over 80% of the outstanding shares of Class B Common Stock have made their shares subject to the terms of the Schnitzer Steel Industries, Inc. Voting Trust (the “Schnitzer Trust”). The Schnitzer Trust is divided into four separate groups, one for each branch of the Schnitzer family. Carol S. Lewis, Dori Schnitzer, Gary Schnitzer, and Rita S. Philip are the four trustees of the Schnitzer Trust, and each is also the separate trustee for his or her separate family group. Pursuant to the Schnitzer Trust Agreement, the trustees as a group have the power to vote the shares subject to the Schnitzer Trust and, in determining how the trust shares will be voted, each trustee separately has the number of votes equal to the number of shares held in trust for his or her family group. Any action by the trustees requires the approval of the trustees with votes equal to at least 52.5% of the total number of shares subject to the Schnitzer Trust. Before voting with respect to the following actions, each trustee is required to obtain the approval of holders of a majority of the voting trust certificates held by his or her family group: (a) any merger or consolidation of the Company with any other corporation, (b) the sale of all or substantially all the Company’s assets or any other sale of assets requiring approval of the Company’s shareholders, (c) any reorganization of the Company requiring approval of the Company’s shareholders, (d) any partial liquidation or dissolution requiring approval of the Company’s shareholders, and (e) dissolution of the Company. The Schnitzer Trust will terminate on March 26, 2011 unless terminated prior thereto by agreement of the holders of trust certificates representing two-thirds of the shares held in trust for each family group.

Provisions Restricting Transfer.    The trustees are prohibited from selling or encumbering any shares held in the Schnitzer Trust. The Schnitzer Trust Agreement contains transfer restrictions binding on both holders of voting trust certificates and holders of shares of Class B Common Stock distributed from the Schnitzer Trust, unless such restrictions are waived by the trustees. The Schnitzer Trust Agreement prohibits shareholders who are subject thereto from selling or otherwise transferring their voting trust certificates or their shares of Class B Common Stock except to other persons in their family group or to entities controlled by such persons. Such transfers are also restricted by the Company’s Restated Articles of Incorporation. A holder of voting trust certificates is permitted to sell or make a charitable gift of the shares of Class B Common Stock represented by his or her certificates by first directing the trustees to convert the shares into Class A Common Stock, which will then be distributed to the holder free from restrictions under the agreement. Similarly, a holder of Class B Common Stock subject to the transfer restrictions is permitted to sell or make a charitable gift of the holder’s Class B Common Stock by first converting the shares into Class A Common Stock, which will then be free from restrictions under the agreement. However, before causing any shares to be converted for sale, a holder must either (a) offer the shares (or the voting trust certificates representing the shares) to the other voting trust certificate holders who may purchase the shares at the current market price for the Class A Common Stock or exchange shares of Class A Common Stock owned by them for the Class B Common Stock proposed to be converted, or (b) obtain a waiver of this requirement from the trustees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and persons who own more than 10% of the outstanding Common Stock of the Company to file with the Securities and Exchange Commission reports of changes in ownership of the Common Stock of the Company held by such persons. Officers, directors and greater than 10% shareholders are also required to furnish the Company with copies of all forms they file under this regulation. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during fiscal 2009 all of its officers, directors and 10% shareholders complied with all applicable Section 16(a) filing requirements, except that the following individuals filed the indicated number of late reports and total number of late transactions: (a) Company employees: Donald Hamaker — one late report with one late transaction; Tamara Lundgren — one late report with one late transaction; and Gary Schnitzer — one late report with two late transactions; and (b) other persons: Danielle Nye — two late reports with two late transactions; Dori Schnitzer — one late report with four late transactions; and Lois Schnitzer — one late report with five late transactions.

CERTAIN TRANSACTIONS

The Company’s Restated Articles of Incorporation and Bylaws obligate the Company to indemnify current or former directors and officers to the fullest extent not prohibited by law, and further obligate the Company to advance expenses incurred in defending any pending or threatened proceeding to any such person in advance of a final disposition of such matters, but only if the involved officer or director affirms a good faith belief of entitlement to indemnification and undertakes to repay such expenses if it is ultimately determined by a court that the person is not entitled to be indemnified. In connection with the continuing investigation of certain former employees of the Company related to the Company’s past practice of making improper payments to purchasing managers of customers in Asia, Robert W. Philip, the Company’s former Chairman, President and Chief Executive Officer, and Gary Schnitzer, Executive Vice President of the Company, have requested advancement of expenses and have provided the required undertaking. During fiscal 2009, the Company advanced a total of $889,572 to Mr. Philip for legal expenses in connection with the investigation. To date, the Company has advanced a total of $2,776,371 to Mr. Philip and $155,542 to Mr. Schnitzer for legal expenses incurred in connection with the investigation.

Thomas D. Klauer, Jr., President of the Company’s Auto Parts Business, is the sole shareholder of a corporation that is the 25% minority partner in a partnership in which the Company is the 75% partner and which operates four self-service stores in Northern California. Mr. Klauer’s 25% share of the profits of this partnership totaled $530,903 in fiscal 2009. Mr. Klauer and the Company also jointly own the real property at one of these stores, which is leased to the partnership. In fiscal 2009 Mr. Klauer’s share of the rent paid by the partnership was $236,770. The term of this lease expires in December 2010, and the partnership has the option to renew the lease, upon its expiration, for a five-year period. Rent under the lease is adjusted annually based on the Consumer Price Index. Also in 2009 Mr. Klauer, through a company of which he is the sole shareholder, acquired ownership of a contiguous parcel of real property, a portion of which is occupied by the partnership under an expired lease. The Company and Mr. Klauer are discussing the terms for a new long-term lease of that parcel by the partnership. The rent paid by the partnership to Mr. Klauer’s company in fiscal 2009 for this parcel was $38,178. In addition, during fiscal 2008, the Company loaned this partnership $4,652,973 to fund the exercise of an option to purchase another property occupied by the partnership from an unrelated third party. The loan bears interest at 5% per annum, and the partnership is prohibited from making distributions to its partners (other than for taxes on the income of the partnership) until the loan is repaid. Interest payments of $106,371 and principal payments of $2,327,666 were paid on this loan in fiscal 2009, and the principal balance was $1,118,468 at August 31, 2009.

William Furman, a director of the Company, is the Chairman and Chief Executive Officer of The Greenbrier Companies (with its subsidiaries, “Greenbrier”). During fiscal 2009, the Company engaged in a series of transactions with Greenbrier in which the Company sold goods to Greenbrier in the amount of $192,301.

At August 31, 2009, the Company was controlled by members of the Schnitzer family. Gary Schnitzer, Gregory Schnitzer and Joshua Philip, each a member of the Schnitzer family, are employed by the Company. In fiscal 2009 these individuals received total compensation of $889,668, $218,653 and $104,395, respectively.

Members of the Schnitzer family own all of the outstanding Class B Common Stock of the Company and also own all of the outstanding stock of Schnitzer Investment Corp. (“SIC”), which is engaged in the real estate business and was a subsidiary of the Company prior to 1988. Since December 2000 when the Portland Harbor was designated as a superfund site, the Company has incurred $4.3 million, net of insurance reimbursements, in legal and consultant fees related to the investigation of this site. The Company and SIC are both potentially responsible parties (“PRPs”) with respect to the Portland Harbor, in some cases with respect to the same properties including the location of the Company’s Portland scrap operations. The Company and SIC have worked together in response to Portland Harbor matters, and the Company has paid all of the legal and consultant fees for the joint defense, in part due to its environmental indemnity obligation to SIC with respect to the Portland scrap operations property. As these costs have increased substantially in the last two years, the Company and SIC have agreed to an equitable cost sharing arrangement with respect to defense costs under which SIC will pay 50% of the legal and consultant costs with respect to the Portland Harbor, including reimbursing the Company $2.15 million for SIC’s share of costs incurred to date. SIC has agreed to pay $650,000 in December 2009 towards this obligation and an additional $600,000 in each calendar quarter of 2010 until its 50% share of all previously incurred costs is paid.

The Audit Committee charter requires the Audit Committee to review any transaction or proposed transaction with a related person, or in which a related person has a direct or indirect interest, and determine whether to ratify or approve the transaction, with ratification or approval to occur only if the Audit Committee determines that the transaction is fair to the Company or that approval or ratification of the transaction is in the interest of the Company. The Audit Committee has reviewed and approved or ratified each of the foregoing transactions.

ELECTION OF DIRECTORS

The Board of Directors currently consists of 13 members divided into three classes pursuant to the Company’s 2006 Restated Articles of Incorporation and Restated Bylaws. One class of directors is elected each year for a three-year term. The term of Class I directors expires at the 2010 annual meeting; the term of Class II directors expires at the 2011 annual meeting; and the term of Class III directors expires at the 2012 annual meeting. In all cases, the terms of the directors will continue until their respective successors are duly elected and qualified.

Action will be taken at the 2010 annual meeting to elect one Class III director to serve until the 2012 annual meeting of shareholders and four Class I directors to serve until the 2013 annual meeting of shareholders. The nominees for election are David J. Anderson, William A. Furman, William D. Larsson and Scott Lewis to Class I and Wayland R. Hicks to Class III. The Board has determined that Messrs. Anderson, Furman, Larsson and Hicks qualify as independent directors under the Company’s Corporate Governance Guidelines, SEC rules and NASDAQ requirements. Mr. Hicks was elected to the Board as a Class III director in April 2009 and now must be re-elected by the shareholders to serve the remaining two years of the Class III term. If any nominee is unable to stand for election, the persons named in the proxy will vote the proxy for a substitute nominee. All of the nominees are currently directors of the Company. The Company is not aware that any nominee is or will be unable to stand for reelection. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Proxies received from shareholders of record, unless directed otherwise, will be voted FOR the election of each of the five nominees. Abstentions and broker non-votes will have no effect on the results of the vote.

Set forth below is the name, age, position with the Company, present principal occupation or employment and five-year employment history of each of the nominees, as well as the Class II and Class III directors who are continuing to serve.

Name, Year First Became Director and Director Class	Business Experience	Age as of January 27, 2010
Class I Directors Nominees

David J. Anderson 2009	Director of the Company since April 2009. Mr. Anderson served as Executive Director and Co-Vice Chairman of Sauer-Danfoss Inc., a worldwide leader in the design, manufacture and sale of engineered hydraulic, electric and electronic systems and components, from July 2008 through January 2009. He was President and Chief Executive Officer of Sauer-Danfoss Inc. from July 2002 until January 2009 and a director of Sauer-Danfoss Inc. from July 2002 until July 2008. Mr. Anderson served as Executive Vice President — Strategic Business Development of Sauer-Danfoss Inc. from May 2000 until July 2002. From 1984 to May 2000, he held various senior management positions with Sauer-Danfoss Inc. and Sauer-Danfoss (US) Company. From 1970 to 1984, Mr. Anderson held various executive positions in business development, sales, marketing and applications engineering with a manufacturing and distribution business in the fluid power industry. Mr. Anderson is a director of MTS Systems Corporation and a member of its Compensation Committee. He also serves on the Boards of the National Fluid Power Association and the National Fluid Power Association’s Technology and Education Foundation, chairing each in 2008 and 2009. Mr. Anderson holds a B.S. degree in Mechanical Engineering from the University of Wisconsin.	61

William A. Furman 1993	Director of the Company since September 1993. Since 1981, he has been President, Chief Executive Officer and a director of The Greenbrier Companies, a publicly-held company engaged in manufacturing, marketing and leasing railcars and other equipment.	65

William D. Larsson 2006	Director of the Company since March 2006. Mr. Larsson is Lead Director and chairman of the Company’s Audit Committee. From 2000 until 2009, Mr. Larsson was Senior Vice President and Chief Financial Officer of Precision Castparts Corp., a leading supplier of precision cast and forged industrial products. Mr. Larsson is a director of Clearwater Paper Corporation.	64

Scott Lewis 1998	Director of the Company since April 1998. Mr. Lewis is a graduate of Stanford Law School and is the founder and principal of Brightworks, a leading provider of organizational sustainability consulting and green building advisory services.	50

Name, Year First Became Director and Director Class	Business Experience	Age as of January 27, 2010
Class II Directors

Jill Schnitzer Edelson 2005	Director of the Company since July 2005. Ms. Edelson was a business development manager for Sarcos, Inc., a provider of research and development services, from 1990 to 1992 and a consultant with Booz, Allen & Hamilton, a management consulting firm, from 1985 to 1987. Ms. Edelson holds an MBA from the University of Pennsylvania’s Wharton School.	46

Judith A. Johansen 2006	Director of the Company since January 2006. Ms. Johansen is chairman of the Company’s Compensation Committee. Ms. Johansen is President of Marylhurst University in Portland, a position she assumed in July 2008. Ms. Johansen was previously employed by PacifiCorp, an electric utility, as Executive Vice President of Regulation and External Affairs from December 2000 to December 2001 and was President and Chief Executive Officer from December 2001 through March 2006. She was an Executive Director of ScottishPower plc, a power and gas company, until March 2006. Ms. Johansen is a director of Cascade BanCorp, IDACORP and Idaho Power, and Kaiser Permanente Foundation Hospitals and Health Plan.	51

Tamara L. Lundgren 2008	President, Chief Executive Officer and a Director of the Company since December 2008. Ms. Lundgren joined the Company in September 2005 as Vice President and Chief Strategy Officer and became Executive Vice President, Strategy and Investments and President — Shared Services in April 2006. Ms. Lundgren had served as Executive Vice President and Chief Operating Officer of the Company since November 2006. Prior to joining the Company, Ms. Lundgren was a managing director in investment banking at JPMorgan Chase, which she joined in 2001. From 1996 until 2001, Ms. Lundgren was a managing director of Deutsche Bank AG in New York and London. Prior to joining Deutsche Bank, Ms. Lundgren was a partner at the law firm of Hogan & Hartson, LLP in Washington, D.C.	52

Ralph R. Shaw 1993	Director of the Company since September 1993. Mr. Shaw is President of Shaw Management Company, Inc., a financial services firm. He is a director of Rentrak Corporation and the Tax-Free Trust of Oregon.	71
Class III Directors

Robert S. Ball 1993	Director of the Company since September 1993. Mr. Ball is chairman of the Company’s Nominating and Corporate Governance Committee. From 1982 to 2005, Mr. Ball was a partner in the Portland, Oregon law firm Ball Janik LLP. In July 2005, he became Senior Counsel to Ball Janik LLP. He is now retired from the practice of law.	68

Name, Year First Became Director and Director Class	Business Experience	Age as of January 27, 2010

John D. Carter 2005	Director of the Company since May 2005 and Chairman of the Board since December 2008. Mr. Carter was President and Chief Executive Officer of the Company from May 2005 to December 2008. From 2002 to May 2005, Mr. Carter was engaged in a consulting practice focused primarily on strategic planning in transportation and energy for national and international businesses, as well as owning other small business ventures. From 1982 to 2002, Mr. Carter served in a variety of senior management capacities at Bechtel Group, Inc., an engineering and construction company, including Executive Vice President and Director, as well as President of Bechtel Enterprises, Inc., a wholly owned subsidiary, and other operating groups. He retired from Bechtel at the end of 2002. Prior to his Bechtel tenure, Mr. Carter was a partner in a San Francisco law firm. He is a director of Northwest Natural Gas Company, FLIR Systems, Inc., and Kuni Automotive.	63

Wayland R. Hicks 2009 (Nominee)	Director of the Company since April 2009. Mr. Hicks served as Director and Vice Chairman of United Rentals, Inc., a construction rental company, from 1998 until March 2009. At United Rentals, Inc., he also served as Chief Executive Officer from December 2003 until June 2007 and Chief Operating Officer from 1997 until December 2003. Mr. Hicks served as Chief Executive Officer and President of Indigo N.V., a manufacturer of commercial and industrial printers, from 1996 to 1997, and as Vice Chairman and Chief Executive Officer of Nextel Communications Corp. from 1994 to 1995. From 1967 to 1994, he held various executive positions with Xerox Corporation. Mr. Hicks is a director of Perdue Farms Incorporated and Gemesis Corporation.	66

Kenneth M. Novack 1991	Director of the Company since 1991 and Chairman from May 2005 until December 2008. Mr. Novack is Special Advisor to Schnitzer Investment Corp (SIC). Mr. Novack was Chief Executive Officer of SIC from January 2002 until January 2006, Chairman of the Board of SIC from 2004 to 2006, and President from 1991 until 2002. Mr. Novack served as Chairman of the Board of Liberty Shipping Group from 1991 until 2006 and Chairman of the Board of Lasco Shipping Co. from 2000 to 2003. He is a director of Genesis Financial Solutions, Inc.	64

Jean S. Reynolds 1993	Director of the Company since September 1993. Ms. Reynolds was previously a marketing and efficiency consultant.	61

Jill Schnitzer Edelson, Scott Lewis, Kenneth M. Novack and Jean S. Reynolds are all members of the Schnitzer family. Ms. Edelson and Ms. Reynolds are first cousins; Mr. Lewis is the son of a first cousin of Ms. Edelson and Ms. Reynolds; and Mr. Novack is married to a first cousin of Ms. Edelson and Ms. Reynolds.

Corporate Governance

The Board of Directors has determined that David Anderson, Robert Ball, William Furman, Wayland Hicks, Judith Johansen, William Larsson and Ralph Shaw are “independent directors” as defined by the Company’s Corporate Governance Guidelines, SEC rules and NASDAQ listing requirements and has not determined that any other current director qualifies as an independent director. The Board of Directors had determined that Mark Palmquist was an “independent director” prior to his resignation on October 22, 2008. Accordingly, a majority of the directors have been determined to be independent directors. The independent directors hold regularly scheduled meetings at which only independent directors are present.

The Company’s Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each of which has a written charter adopted by the Board of Directors, copies of which are posted on the Company’s website at www.schnitzersteel.com. The Board of Directors has also adopted Corporate Governance Guidelines which are posted on the Company’s website.

The independent directors serve on the following committees:

Board Committees
Director	Audit		Compensation		Nominating & Corporate Governance
Mr. Anderson					X
Mr. Ball	X				X	(Chair)
Mr. Furman			X		X
Mr. Hicks			X
Ms. Johansen	X		X	(Chair)
Mr. Larsson	X	(Chair)
Mr. Shaw	X		X		X

During fiscal 2009, the Board of Directors held 7 meetings, the Audit Committee held 10 meetings, the Compensation Committee held 11 meetings, and the Nominating and Corporate Governance Committee held 8 meetings. Each director attended at least 75% of the aggregate number of meetings of the Board and committees of the Board on which he or she served. The Company encourages all directors to attend each annual meeting of shareholders, and all directors then in office attended the 2009 Annual Meeting.

The principal functions of the Audit Committee are to oversee the accounting and financial reporting processes of the Company and the audits of its financial statements; to appoint, approve the compensation of, and oversee the independent auditors; to review and approve all audit and non-audit services performed by the independent auditors; to discuss the results of the audit with the independent auditors; and to review management’s assessment of the Company’s internal controls over financial reporting. The Board of Directors has determined that each member of the Audit Committee meets all additional independence and financial literacy requirements for Audit Committee membership under NASDAQ rules, and has also determined that each of Messrs. Larsson and Shaw and Ms. Johansen is an “audit committee financial expert” as defined in regulations adopted by the SEC.

The Compensation Committee administers the Company’s 1993 Stock Incentive Plan (“SIP”) and other compensation programs and determines the compensation for directors and executive officers of the Company. For a description of the Committee’s activities regarding executive compensation, refer to the “Compensation Discussion and Analysis.”

The Nominating and Corporate Governance Committee identifies, selects and recommends individuals qualified to become directors and develops and recommends corporate governance guidelines. The Nominating and Corporate Governance Committee’s charter provides that for so long as the Schnitzer Trust holds shares with a majority of the votes in the election of directors, the Committee will recommend for nomination as directors four qualified Schnitzer family representatives requested by the trustees of the Schnitzer Trust. Jill Schnitzer Edelson, Scott Lewis, Kenneth M. Novack and Jean S. Reynolds are the Schnitzer family representatives. The Committee will otherwise identify potential director candidates through a variety of means, including recommendations from members of the Committee or the Board, suggestions from Company management, and shareholder recommendations. The Committee also may, in its discretion, engage director search firms to identify candidates. Messrs. Anderson and Hicks were recommended as candidates by a search firm engaged by the Committee, which also performed reference and background checks as part of its engagement. Shareholders may recommend director candidates for consideration by the Nominating and Corporate Governance Committee by submitting a written recommendation to the Committee, c/o Richard C. Josephson, Secretary, Schnitzer Steel Industries, Inc., P.O. Box 10047, Portland, Oregon 97296-0047. The recommendation should include the candidate’s name, age, qualifications (including principal occupation and employment history), and written consent to be named as a nominee in the Company’s proxy statement and to serve as a director, if elected. In assessing potential candidates, the Committee considers the composition of the Board as a whole and the character, background and professional experience of each potential candidate. In its evaluation of potential candidates, the Committee applies the criteria set forth in the Company’s Corporate Governance Guidelines and considers the following factors: qualification as an “independent director;” character, integrity and mature judgment; accomplishments and reputation in the business community; knowledge of the Company’s industry or other industries relevant to the Company’s business; specific skills, such as financial expertise, needed by the Board; inquisitive and objective perspective; commitment and ability to devote time and effort to Board responsibilities; and diversity of viewpoints and experience. In considering recommendations regarding the re-nomination of incumbent directors, the Committee also takes into account the performance of such persons as directors, including the number of meetings attended and the level and quality of participation, as well as the value of continuity and knowledge of the Company gained through Board service. The Nominating and Corporate Governance Committee meets to discuss and consider the qualifications of each potential new director candidate, whether recommended by shareholders or identified by other means, and determines by majority vote whether to recommend such candidate to the Board of Directors. The final decision to either elect a candidate to fill a vacancy between Annual Meetings or include a candidate on the slate of nominees proposed at an Annual Meeting is made by the Board of Directors. The Nominating and Corporate Governance Committee also annually conducts a Board and director self-evaluation and reviews and shares the results with the Board.

Shareholders desiring to communicate directly with the Board of Directors, or with any individual director, may do so in writing addressed to the intended recipient or recipients c/o Richard C. Josephson, Secretary, Schnitzer Steel Industries, Inc., P.O. Box 10047, Portland, Oregon 97296-0047. All such communications will be reviewed and forwarded to the designated recipient or recipients in a timely manner.

Director Compensation

The following table sets forth certain information concerning compensation paid to non-employee directors during the fiscal year ended August 31, 2009.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
David Anderson	35,000	41,209	—	76,209
Robert Ball	71,250	124,728	19,648	215,626
Jill Schnitzer Edelson	70,000	124,728	—	194,728
William A. Furman	73,750	124,728	19,648	218,126
Judith A. Johansen	78,514	124,728	—	203,242
Wayland Hicks	35,000	41,209	—	76,209
William D. Larsson	106,250	124,728	—	230,978
Scott Lewis	70,000	124,728	19,648	214,376
Kenneth M. Novack	78,750	151,555	19,648	249,953
Jean S. Reynolds	70,000	124,728	19,648	214,376
Ralph R. Shaw	70,000	124,728	19,648	214,376

(1)	Includes amounts deferred at the election of a director under the Deferred Compensation Plan for Non-Employee Directors.

(2)	Represents the amount of compensation expense recognized under accounting for share-based compensation in fiscal 2009 with respect to deferred stock units (“DSUs”) granted in fiscal 2009 and the prior year. Compensation expense for DSUs is equal to the grant date fair value of the award, which is the value of the underlying shares based on the closing market price of the Company’s Class A Common Stock on the grant date, and is recognized ratably over the vesting period. On January 28, 2009, the date of the Company’s 2009 Annual Meeting, each director then in office other than Mr. Carter and Ms. Lundgren was automatically granted DSUs for 2,742 shares. The grant date fair value of this DSU grant to each director was $120,000, or $43.76 per share, which was equal to the closing market price of the Company’s Class A Common Stock on the grant date. These grants vest on January 27, 2010 (immediately before the 2010 annual meeting), subject to continued Board service. The DSUs become fully vested on the death or disability of a director or a change in control of the Company (as defined in the DSU award agreement). After the DSUs have become vested, directors will be credited with additional whole or fractional shares to reflect dividends that would have been paid on the stock subject to the DSUs. The Company plans to issue Class A Common Stock to a director pursuant to vested DSUs in a lump sum in January of the year following the year the director ceases to be a director of the Company, subject to the right of the director to elect an installment payment program under the Company’s Deferred Compensation Plan for Non-Employee Directors. At August 31, 2009 non-employee directors held unvested DSUs as follows: Messrs. Ball, Furman, Larsson, Lewis, Novack and Shaw and Messes. Edelson, Johansen and Reynolds for 2,742 shares each and Messrs. Anderson and Hicks for 1,979 shares each.

(3)	Represents the amount of compensation expense recognized under accounting for share-based compensation in fiscal 2009 with respect to options granted in fiscal 2005 and prior years, disregarding estimated forfeitures. Compensation expense is equal to the grant date fair value of the options estimated using the Black-Scholes option pricing model, and is recognized ratably over the five-year vesting period. The assumptions made in determining the grant date fair values of options under accounting for share-based compensation are disclosed in Note 13 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended August 31, 2006. At August 31, 2009, directors held outstanding options to purchase the following number of shares of Class A Common Stock: 9,000 each by Messrs. Ball, Furman, Lewis and Shaw and Ms. Reynolds and 30,250 by Mr. Novack.

The annual fee for non-employee directors is $70,000 ($105,000 for Mr. Larsson as Lead Director). The Company does not pay fees for attendance at Board and committee meetings. The annual cash retainer for the

Chairs of the Audit and Compensation Committees is $10,000 and for the Chair of the Nominating and Corporate Governance Committee is $5,000.

In 2004, directors began participating in the Company’s SIP, and in 2004 and 2005 non-employee directors received stock option grants. Since August 2006, non-employee directors have been awarded DSUs instead of stock options. One DSU gives the director the right to receive one share of Class A Common Stock at a future date. At each annual meeting of shareholders, each non-employee director receives DSUs for a number of shares equal to $120,000 divided by the closing market price of the Class A Common Stock on the grant date. In connection with their election by the Board as directors in April 2009, Messrs. Anderson and Hicks each received 1,979 DSUs (representing a prorated annual award of $90,000 divided by the closing market price of the Class A common stock on April 28, 2009).

Non-employee directors may elect to defer all or part of their compensation under the Deferred Compensation Plan for Non-Employee Directors, which was adopted by the Board in 2006. Directors’ cash fees are credited to a cash account or a stock account, as selected by the director. Payments from the cash account are paid in cash, and payments from the stock account are paid in Class A Common Stock. The cash account is credited with quarterly interest equal to the average interest rate paid by the Company under its senior revolving credit agreement (or if there are no borrowings in a quarter, at the prime rate) plus two percent. The stock account is credited with additional whole or partial shares reflecting dividends that would have been paid on the shares. Deferred amounts are paid in a single payment or in equal annual installment payments for up to 15 years commencing in January following the date the director ceases to be a director. DSUs are credited to the directors’ stock accounts under the plan when the DSUs become vested, and the awards are administered under the plan. A director may elect to receive stock under a DSU in equal annual installment payments for up to 15 years commencing in January following the date the director ceases to be a director.

The Company has entered into indemnity agreements with each director pursuant to which the Company agrees to indemnify such director in connection with any claims or proceedings involving the director by reason of serving as a director or officer of the Company, as provided in the agreement.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This compensation discussion and analysis describes the material elements of the compensation awarded to, earned by, or paid to the officers identified in the Summary Compensation Table who are considered to be “named executive officers” during the last fiscal year including the objectives of the Company’s compensation policies and programs and how performance metrics are selected and evaluated. This compensation discussion and analysis also describes the role of the Compensation Committee of the Board (the “Committee”), the Company’s compensation philosophy and the Company’s process for establishing executive compensation.

Named Executive Officers

Named executive officers consist of any individual who served as the Company’s Chief Executive Officer during fiscal 2009, any individual who served as the Company’s Chief Financial Officer during fiscal 2009, and the three other executive officers who received the highest amount of total compensation in fiscal 2009. For purposes of this section, “named executive officers” refers to: John D. Carter, President and Chief Executive Officer until December 1, 2008 and current Chairman of the Board (the “Chairman”); Tamara L. Lundgren, President and Chief Executive Officer effective December 1, 2008; Richard D. Peach, Senior Vice President and Chief Financial Officer; Donald W. Hamaker, Senior Vice President and President, Metals Recycling Business; Richard C. Josephson, Senior Vice President, General Counsel and Corporate Secretary; and Jay Robinovitz, Vice President of the Company and Chief Operating Officer, Auto Parts Business.1

Role of the Compensation Committee

The Committee is responsible for:

•	Developing and making recommendations to the Board with respect to the Company’s compensation policies and programs;

•

Determining the levels of all compensation to be paid to the Company’s Chief Executive Officer (the “CEO”) and other executive officers (including annual base salary and incentive compensation, equity incentives and benefit plans); and

•	Granting stock options, performance shares, restricted stock units (“RSUs”), and other awards under and administering the Company’s 1993 Stock Incentive Plan (“SIP”).

The Committee cannot delegate this authority. The Committee regularly reports its activities to the Board.

The Committee is comprised of four directors, each of whom has been determined by the Board to be independent under the Company’s Corporate Governance guidelines and applicable SEC and NASDAQ rules. Currently, the members of the Committee are Judith A. Johansen, Chair, William A. Furman, Wayland R. Hicks and Ralph R. Shaw. The Committee operates pursuant to a written charter (available on the Company’s website at http://www.schnitzersteel.com/documents/compensation_committee_charter_jan_09.pdf) which the Committee reviews on an annual basis and is approved by the Board. The Committee meets at least quarterly and more frequently as circumstances require.

[1]	Mr. Robinovitz resigned from the Company effective September 4, 2009.

Compensation Philosophy

The objective of our executive compensation program is to ensure that we attract, retain, and motivate qualified executive officers to perform in the best long-term interests of the Company and its shareholders. Our compensation programs are designed to drive the Company’s business strategy and create shareholder value by paying for performance consistent with an acceptable risk profile and operating legally and ethically. More specifically, the underpinning of our compensation philosophy is to:

•	Promote creation of shareholder value;

•	Attract and retain qualified high performing executive officers;

•	Be competitive in the market for talent; and

•	Motivate high levels of performance.

Our compensation program emphasizes delivering compensation at a competitive market level which will allow us to reward superior performance with appropriately superior compensation, and allow executive officers who demonstrate consistent performance over a multi-year period to earn compensation above the executive’s annual target when the Company achieves above-targeted long-term performance and, conversely, to provide less than the annual target compensation when performance does not meet expectations. Our executive compensation program is designed to have sufficient flexibility to facilitate the achievement of the goals for each of our business units, but to do so within the overall objectives for performance of the Company as a whole. Individual executive compensation may be above or below the annual target level based on the individual’s contribution to the organization, experience and expertise, unique skills and other relevant factors.

The Executive Compensation Process

Use of Compensation Consultants.    The Committee has authority to retain compensation consulting firms to assist it in the evaluation of executive officer and employee compensation and benefit programs. The Committee directly retained Pearl Meyer & Partners (“PM&P”) as its compensation consultant for fiscal 2009. In fiscal 2009, PM&P performed, among others, the following services for the Committee:

•	Attended Committee meetings in person or by telephone;

•	Previewed management’s proposed fiscal 2009 annual incentive programs and provided comments for the Committee’s consideration;

•	Provided market information on pay levels, practices and plan design for selected executive positions;

•	Reviewed the proposed long-term incentive award for the CEO and the other executive officers against the competitive market; and

•	Reviewed and revised a peer group for executive compensation and dilution purposes for the Committee’s consideration.

PM&P did not perform any services for management in fiscal 2009.

The Company retains Towers Perrin as its separate compensation consultant to advise management and provide input to the Committee. During fiscal 2009, Towers Perrin assisted management with the following matters:

•	Prepared change in control termination calculations for the proxy statement for the 2009 Annual Meeting;

•	Provided merit and structure adjustment forecasts for exempt and executive employee populations;

•	Reviewed proposed equity grants for eligible participants; and

•	Created executive tally sheets for the October 2008 and July 2009 Committee meetings.

The Committee’s and management’s consultants provide information and data to the Committee from their surveys, proprietary data bases and other sources, which the Committee utilizes along with information provided by management and obtained from other sources. In making its decisions, the Committee also draws on expertise and information from within the Company, including from the human resources, legal and finance groups. The Committee considers executive and director compensation matters at its quarterly meetings and at special meetings as needed based on the Company’s annual compensation schedule. In making its compensation decisions, the Committee reviews tally sheets that summarize all components of compensation and benefits payable to each named executive officer, including realized compensation and benefits and potential compensation and benefits that might be realized under various scenarios.

CEO’s Role in the Compensation-Setting Process.    The CEO, with the assistance of Towers Perrin, analyzes survey data and makes recommendations to the Committee regarding compensation for the executive officers. The CEO participates in Committee meetings at the Committee’s request to provide background information regarding the Company’s strategic objectives and to evaluate the performance of and compensation recommendations for the other executive officers. The Committee utilizes the information provided by the CEO along with input from its compensation consultant and the knowledge and experience of the Committee members in making compensation decisions. With respect to CEO compensation, the CEO responds to requests from the Committee. The Chair of the Committee, with input from the Chairman, recommends the CEO’s compensation to the Committee in executive session, not attended by the CEO. For fiscal 2009 the Committee adopted the recommendations of the Committee Chair for the CEO’s compensation based on the analysis of the Committee’s independent compensation consultant, following discussion of that recommendation among the Committee members.

Annual Evaluation.    The Committee annually evaluates the performance of the executive officers and, in executive session with respect to the CEO, determines their annual incentive bonuses for the prior fiscal year, establishes their performance objectives for the current fiscal year, reviews and, if appropriate, adjusts their base salaries and annual incentive plan targets, and considers and approves Long-Term Incentive Plan (“LTIP”) grants.

Performance Objectives.    The Committee established performance objectives for fiscal 2009 based, in part, on an active dialogue with the CEO and the Chairman regarding strategic objectives and performance targets. The Committee evaluates the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets.

Benchmarking.    The Committee does not believe that it is appropriate to establish compensation levels based solely on benchmarking, although the Committee believes that information regarding pay practices at peer companies is useful in two respects. First, the Committee recognizes that the Company’s compensation practices must be competitive in the marketplace, and benchmarking provides a framework for assessing competitiveness. Second, marketplace information is one of the many factors that the Committee considers in assessing the reasonableness of compensation. Although the Committee considers compensation levels for executive officers of other companies, it does not mechanically apply the data but rather engages in a rigorous review and weighing of the competitive information with other Company and individual performance factors in making its compensation determinations.

The Company has no direct market peers. Accordingly, determining market comparisons and establishing performance targets requires review of companies in the steel, metals recycling, and auto parts businesses, as well as broader industrial and financial markets from which the Company attracts executive talent. In addition, the Company seeks specialized and top caliber executive officers from the broad national and international business executive pools. Proxy data from relevant companies, as well as input from both management’s and the Committee’s compensation consultants, are utilized. The Committee considers competitive practices in its decision-making, but also places significant emphasis on the Company’s specific strategy, financial situation, and performance in the ultimate compensation decisions. The analysis does not focus solely on a specific peer group and includes companies from the broader national and international business sector. While total compensation is periodically compared to the competitive market, in setting base compensation the Committee does not target a specific level (such as median) but rather reviews competitive information to determine the general level of reasonableness. The Committee generally reviews compensation levels of executive officers within the group of companies identified by PM&P to determine whether the Company’s executive officers are competitively compensated without engaging in any formal benchmarking process or targeting a specific percentage of the peer group for total compensation of the executive officers. Although this competitive information is a useful reference, the Committee makes decisions regarding compensation for the executive officers based largely on the Company’s strategy, financial situation and performance.

For fiscal 2009, the Committee reviewed data and analysis provided by both Towers Perrin and PM&P. For the review of proposed equity grants, Towers Perrin provided data from its 2008 Long Term Incentive Report as well as aggregate share usage practices from the following companies: AK Steel Holding Corp., Allegheny Technologies Inc., Carpenter Technology Corp., Century Aluminum Co., Commercial Metals, LKQ Corp., Nucor Corp., Quanex Corp., Reliance Steel & Aluminum Co., Sims Metal Management Ltd., Steel Dynamics Inc., and Worthington Industries. The Committee relied on PM&P’s direct proxy analysis of the same companies to evaluate base salary and long-term incentive award levels for the Company’s CEO with the addition of Gerdau Ameristeel Corporation, which had acquired Quanex Corp., and Olympic Steel, Inc. Because, as noted above, the Company has no direct market peers, companies were selected from among its direct competitors and other similar companies in each of its business segments in forming the peer group.

Elements of Compensation

The Company’s compensation program consists of the following:

•	Base Salary

•	Annual Incentive Programs (variable)

•	Long-Term Incentive Program (variable)

›	Stock Options

›	Restricted Stock Units

›	Performance Shares

•	Executive Benefits

›	Retirement Benefits

›	Change in Control Agreements

›	Indemnity Agreements

›	Other Benefits

Purpose of Each Component.

The portion of total compensation delivered in the form of base salary and benefits is intended to provide a competitive foundation and fixed rate of pay for the work being performed and associated level of responsibility commensurate with each executive’s position and role with and contributions to the Company. Base salary is used to establish target payouts under the annual incentive programs. A substantial portion of the compensation opportunity beyond base salary is at risk and must be earned based upon achievement of annual and long-term performance goals, which represent performance expectations of the Board and management. The annual incentive programs are designed to drive the achievement of annual goals such as operating goals, financial goals, and individual performance goals and take into account operating unit (division) performance, Company performance, and individual performance. In setting target compensation, the Committee focuses on total compensation opportunity for the executive and not on a specific percentage of total compensation for any particular element. In making compensation decisions the Committee reviews tally sheets prepared by the Company’s compensation consultant which calculate each executive officer’s total compensation opportunity.

The Long-Term Incentive Plan (“LTIP”), which is established under the 1993 Stock Incentive Plan (“SIP”) and presently consists of stock options, RSUs and performance shares, is designed to focus executive officers on long-term shareholder value creation. Stock options and RSUs focus on and reward absolute share price appreciation over the long-term, while the performance shares focus on achieving long-term financial goals. The proportion of compensation designed to be delivered in base salary versus variable pay depends on the executive’s position and the opportunity for that position to influence outcomes, and the relative levels of compensation are based on differences in the levels and scope of responsibilities of the executive officers. Generally, the more senior the level of the executive the greater the amount of pay opportunity that is variable.

Details of Each Component of Compensation.

Base Salary.    Base salaries paid to executive officers are intended to attract and retain highly talented individuals. The Committee reviews executive officer salaries on an annual basis, and base salary revisions generally become effective in the spring of each year. Base salaries for executive officers are set on the basis of their individual performance and relevant business skills, as well as competitive information as to similar positions in other relevant companies, taking into consideration relative size, geographic location, scope of duties and sustained contributions to the success of the Company.

In connection with Mr. Carter becoming Chairman and Ms. Lundgren becoming CEO, effective December 1, 2008 Mr. Carter’s base salary was reduced to $720,000 and Ms. Lundgren’s was increased to $800,000 as provided in their amended and restated employment agreements. See “Employment Agreements.” In setting these salary levels the Committee considered the recommendation of the Committee’s independent compensation consultant, information regarding the compensation levels in those companies referenced above, and the respective roles and responsibilities of the executive officers. The increase positioned Ms. Lundgren’s base salary slightly below the average of the 50th percentile of the peer group and survey data. Because of the unprecedented global economic conditions experienced in fiscal 2009 and their effect on the Company’s performance, on management’s recommendation, and in light of other cost containment measures, including employee layoffs and benefit reductions implemented by the Company, the Committee did not adjust base salaries of executive officers as part of its customary annual review in spring 2009.

Annual Incentive Programs.    The Committee approves annual performance-based compensation under the employment agreements with Mr. Carter and Ms. Lundgren and, for the other executive officers, under the Annual Incentive Compensation Plan (“AICP”). A target bonus, expressed as a percentage of either base salary as of the end of the fiscal year or base salary and certain other regular compensation paid during the fiscal year, is established for each named executive officer. Fiscal 2009 target bonus percentages for Mr. Carter and Ms. Lundgren were established in their amended employment agreements effective December 1, 2008 (see Employment Agreements). For other executive officers, the Committee annually reviews the target bonus percentages and approves any adjustments, which generally take effect immediately and apply on a pro-rated basis to bonuses payable for the current fiscal year.

Annual Performance Bonus Program for Mr. Carter and Ms. Lundgren.    The employment agreements between the Company and each of Mr. Carter and Ms. Lundgren in effect prior to December 1, 2008 provided for annual cash bonuses for fiscal 2007, 2008, and 2009 under bonus programs developed by the Committee, with bonuses payable based on Company financial performance and achievement of management objectives established by the Committee at the beginning of each fiscal year. Effective December 1, 2008 these contracts were replaced with amended and restated employment agreements that provided for an annual bonus program consisting of two parts: a bonus based on achievement of Company financial performance targets and a bonus based on achievement of management objectives. The total target bonus under both components for each fiscal year is 100% of the executive officer’s base salary as of the fiscal year end, with half of the total target bonus allocated to each part.

For the financial performance part of the bonus program in fiscal 2009, the Committee utilized two objective performance targets relating to the Company. For each participant, half of this part of the bonus was based on the Company’s reported earnings per share (“EPS”) for fiscal 2009 before extraordinary items and the cumulative effects of changes in accounting principles, adjusted to eliminate the impact of three items — the fees, expenses, costs and indemnification payments paid or incurred by the Company in relation to or in connection with the U.S. Department of Justice (“DOJ”) and SEC investigations and the fees, costs and expenses of the compliance consultant (and his attorneys, accountants, and other advisors and consultants) retained by the Company in connection with the settlement of the investigations (collectively, “Investigation Costs”) incurred in fiscal 2009; charges in fiscal 2009 for the impairment of goodwill (“Goodwill Impairments”); and the expense or income recorded in fiscal 2009 related to the derivative accounting treatment of the natural gas contract at the Company’s steel mill (“Derivative Accounting”). The other half of this part of the bonus was based on the Company’s return on capital employed (“ROCE”) in fiscal 2009, generally consisting of net income adjusted to eliminate the after-tax effects of interest expense, Investigation Costs, Goodwill Impairments and Derivative Accounting and then divided by the average total of shareholders’ equity plus debt during the year. No discretion was retained to adjust EPS or ROCE for any items other than Investigation Costs, Goodwill Impairments and Derivative Accounting (in contrast to the AICP). The maximum bonus under this part of the program is 3x target for Mr. Carter and 7x target for Ms. Lundgren. The EPS performance goals were adjusted EPS of $2.67 per share for a .5x payout, adjusted EPS of $3.98 per share for a 1x target payout, adjusted EPS of $5.43 per share for a 2x payout, adjusted EPS of $6.00 per share for a 3x payout, and (for Ms. Lundgren only) adjusted EPS of $8.00 per share for a 7x payout. The ROCE performance goals were 7.4% for a .5x payout, 10.9% for a 1x target payout, 14.8% for a 2x payout, 18.0% for a 3x payout, and (for Ms. Lundgren only) 25.0% for a 7x payout. The EPS and ROCE target goals were set lower than the levels achieved in fiscal 2008 because of the Company’s historically high fiscal 2008 performance, which was not expected to recur, and the Company’s outlook at the time the targets were set. When performance targets were set during the first quarter of fiscal 2009, the Company was facing significant challenges, including reduced demand for scrap, recycled metal and finished steel products resulting from weakened economic conditions as a result of the unprecedented global financial crisis. As a result of the continuing global financial crisis and its impact on worldwide markets, the Company incurred a loss in fiscal 2009 and therefore did not achieve threshold EPS or ROCE targets. As a result, no bonuses were paid under this part of the program.

The second part of the annual bonus program is based on the achievement of management objectives established by the Committee each year. The maximum bonus amounts for this part of the program are 3x target for both Mr. Carter and Ms. Lundgren. The Committee established four management objectives for fiscal 2009, with one-fourth of the target bonus for this part of the program based on each objective. As in prior years, improvements in the Company’s workplace safety and procurement processes were management objectives, reflecting the Company’s ongoing focus in these areas. During the first quarter of fiscal 2009, the Company’s businesses faced difficult market conditions due to the worldwide financial crisis, resulting in a rapid and precipitous drop in both sales volumes and sales prices. Accordingly, two of the management objectives for fiscal 2009 related to the achievement of cost savings from implementation of a broad-based cost containment program designed to reduce the Company’s production output and cost structure to match lower demand.

The first management objective was based on OSHA safety metrics (average of reductions from fiscal 2008 in Total Incident Rate, Lost Time Rate and Recordable Injuries), with performance goals of a 5% reduction for a .5x payout, a 10% reduction for a 1x payout and a 20% reduction for a 3x payout. The actual reduction of 23.7% resulted in a 3x payout factor for this objective.

The second management objective was based on the reduction in the Company’s selling, general and administrative (“SG&A”) expense from fiscal 2008 (excluding Investigation Costs and annual incentive compensation), with performance goals of a $500,000 reduction for a .5x payout, a $1.0 million reduction for a 1x payout and a $2.0 million reduction for a 3x payout. The actual reduction of $16.4 million resulted in a 3x payout factor for this objective.

The third management objective was based on the results of the Company’s cost containment program (cost savings from fiscal 2008, including SG&A savings), with performance goals of a $5.0 million reduction for a .5x payout, a $7.0 million reduction for a 1x payout and a $10.0 million reduction for a 3x payout. The actual reduction of $68.7 million resulted in a 3x payout factor for this objective.

The fourth management objective related to the Company’s national procurement program and was based on cost savings from fiscal 2008 in purchases of similar services and materials. The Company considers this measure to be confidential financial information the disclosure of which would cause the Company competitive harm in that it would reveal information about cost savings in a particular area which is not otherwise disclosed and could impair the Company’s ability to negotiate either new national procurement agreements or renewals of existing agreements. The performance on this objective was at the maximum level, which resulted in a 3x payout.

The Committee set these goals on the basis of discussions with management regarding expectations of the forward markets and the objectives of cost containment and cost reductions required to meet difficult market conditions. The Committee consistently used for difficulty of achievement purposes an expectation of meeting target objectives approximately 60% of the time, threshold objectives approximately 90% of the time, and maximum objectives approximately 30% of the time.

Due to the achievement of all fiscal 2009 management objectives at above the maximum payout level, the maximum payout multiple of 3x was earned for this part of the bonus program, which resulted in bonus amounts of $1.1 million for Mr. Carter and $1.2 million for Ms. Lundgren, which were paid in November 2009. These amounts are listed in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

AICP for Other Executive Officers.    The AICP is a program established for the Company’s executive officers (other than the Chairman and the CEO) which recognizes overall Company performance, divisional performance relevant to the applicable executive officer and achievement by the executive officer of annual individual performance goals. In November 2008 the Committee established metrics and goals under the AICP for fiscal 2009 for the Company’s executive officers (other than Mr. Carter and Ms. Lundgren). Target bonuses based on a percentage of actual base salary and certain other regular compensation paid during the fiscal year were established for each executive officer, with such target bonus percentages continued from the prior year at 80% for Mr. Hamaker, 65% for Mr. Robinovitz, and 50% for Mr. Peach and Mr. Josephson. Differences in target bonus percentages among the named executive officers reflect their varying levels of responsibility, expertise, seniority and positions within the industry.

For fiscal 2009, the Committee established a series of performance targets based on economic profit (net operating profit after taxes minus divisional capital charge, which varies based on the maturity of the division’s business) for each of the Company’s operating divisions (weighted at 70%), the Company’s EPS (weighted at 15%) and the achievement of subjective individual goals (focused on management objectives, organizational initiatives and operational improvements, among others) (weighted at 15%), corresponding to award payouts of .5x at threshold, 1x at target and 2x at stretch of the weighted portions of the target awards for economic profit and EPS growth. Bonuses for achievement of individual performance goals, which were developed by each executive officer and approved by Ms. Lundgren, were assigned a 1x payout of the weighted portion of the target award but were subject to increase based on the level of achievement of the economic profit and EPS targets and discretionary reallocation by the Committee of bonus amounts of participants who did not meet their individual goals. Payouts for economic profit or EPS performance below the threshold level and additional payouts for economic profit or EPS above the stretch level were at the discretion of the Committee, taking into account the recommendation of management and guided by results using a linear calculation. The Committee also had discretion to adjust fiscal year earnings and economic profit to appropriately reflect non-recurring or extraordinary items. Awards under the AICP are paid in cash following the end of the fiscal year. A participant generally must be employed by the Company on the payment date to receive an award payout, although adjusted awards will be paid if employment terminates earlier on account of death, disability, retirement or involuntary termination without cause.

For fiscal 2009, the EPS performance goals were EPS of $2.67 per share for a .5x payout, EPS of $3.98 per share for a 1x target payout, and EPS of $5.43 per share for a 2x payout, corresponding to the adjusted EPS goals for Mr. Carter and Ms. Lundgren with the expectation that the same adjustments to EPS provided for in their bonus program would be applied under the AICP. For Mr. Hamaker, the economic profit performance measure was based on the performance of the Metals Recycling Business, for Mr. Robinovitz the economic profit performance measure was based on the performance of the Auto Parts Business, and for Messrs. Peach and Josephson, the economic profit performance measure was based on the weighted average of the economic profit payout multiples of the three operating divisions. The Company considers economic profit performance measures to be confidential financial information, the disclosure of which would result in competitive harm to the Company, as it would reveal to the Company’s competitors information about the growth profile of the Company, the internal capital charge allocations, the effects of planned and anticipated acquisitions, and other divisional-specific data, none of which is otherwise made public. The economic profit metrics were set at levels that the Committee considered challenging but achievable based on conditions at the time, including the impact of the unprecedented global financial and economic crisis, the divisional fiscal 2009 budgets, most recent forecasts and expected impacts of growth initiatives, capital projects and operational improvements undertaken in fiscal 2008 and planned for fiscal 2009, and the cyclical nature of the Company’s business, with the expectation that the probability of achieving the threshold performance level was 90%, the target performance level was 60% and the stretch performance level was 30%. The economic profit target goals for fiscal 2009 were set lower than the fiscal 2008 goals and the actual fiscal 2008 economic profit because of the Company’s historically high fiscal 2008 performance and the fiscal 2009 budget and outlook at the time the targets were set. However, the Company’s actual EPS was a loss in fiscal 2009 and divisional economic profits were similarly below threshold levels, and as a result there were no payouts on either of these portions of the AICP.

In light of the fact that the Company’s performance did not produce a payout under the financial metrics portion of the AICP, as permitted by the plan the Compensation Committee exercised its discretion to create a discretionary bonus pool for management to allocate among AICP participants. The pool was in an aggregate amount which would have resulted from performance under the financial metrics portion at the threshold level. The Committee created the bonus pool in recognition of the actions taken during fiscal 2009 to maintain the Company’s performance in the face of the global financial crisis and resulting market collapse and worldwide economic recession, including maintaining production volumes at levels consistent with fiscal 2007 with less headcount, reflecting management’s aggressive cost containment measures; completing five acquisitions and undertaking targeted capital expenditures and technology improvements to enhance operating efficiencies in a weak economic environment; maintaining the Company’s competitive market position; and the Company’s sequential improvement in financial performance throughout the fiscal year. Within that pool the Committee approved discretionary bonuses for Mr. Hamaker in the amount of $350,000, for Mr. Peach in the amount of $200,000 and for Mr. Josephson in the amount of $175,000, which were paid in November 2009 and in each case approximated their target bonus when combined with their individual goals payouts referenced below. In setting these amounts, the Committee considered the recommendations of management, the advice of its independent compensation consultant as to comparable actions of other companies in the current market, and the performance of the Company and these individuals. Because Mr. Robinovitz terminated his employment with the Company on September 4, 2009, he did not receive a discretionary AICP bonus.

The Committee also determined that each of Messrs. Hamaker, Peach and Josephson achieved his subjective individual goals. Accordingly, Messrs. Hamaker, Peach and Josephson each received a 1x payout on this portion of the AICP. Because Mr. Robinovitz resigned effective September 4, 2009, he did not receive a payout on this portion of the AICP. See the “Bonus” column in the “Summary Compensation Table.”

Frozen EVA Bonus Plans.    In connection with the adoption of the AICP in fiscal 2007, the Committee approved the termination of the Company’s Economic Value Added Bonus Plans (“EVA Plans”) effective as of the beginning of fiscal year 2007, and no bonuses were declared or paid under the EVA Plans for fiscal 2007. Bonus banks of participants under the EVA Plans as of September 1, 2006 were frozen, and a participant’s bonus bank was paid out to the extent of one-third of the balance at the end of each of fiscal 2007, 2008 and 2009 at the same time as payouts under the AICP, subject to the participant’s continued employment through the applicable payment date. In the event of a participant’s death, disability, retirement or involuntary termination without cause (as such terms are defined in the applicable EVA Plan), the entire balance in the participant’s bonus bank was payable on employment termination as provided in the applicable EVA Plan. The balance in a participant’s bonus bank was forfeited upon a participant’s voluntary resignation or termination with cause as provided in the applicable EVA Plan. See the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.” Mr. Carter, Ms. Lundgren and Mr. Peach did not participate in the EVA Plans, Messrs. Hamaker and Josephson participated in the EVA Plans, and Mr. Robinovitz forfeited his unpaid balance upon his resignation.

Long Term Incentive Program.    All of the named executive officers participate in the LTIP. Since 2005, the Company’s LTIP has consisted of two components: stock options or RSUs (time-vested awards) and performance shares. Annual LTIP award values are split equally between the two components, with the number of RSUs and the target number of performance shares calculated based on the closing market price of the Company’s stock on the determination date, and the number of stock options calculated based on the Black-Scholes value of the options on the determination date. The Company’s practice for the last four years has been to determine annual LTIP award levels in the fourth fiscal quarter of each year and make the awards under the option or RSU component at that time, with the awards under the performance share component delayed until the first quarter of the next fiscal year after performance goals for the ensuing three-year performance cycle have been determined. LTIP awards are made pursuant to the Company’s Policy on Employee Equity Awards, which was adopted by the Board in April 2007 and sets forth the process for granting equity awards. LTIP awards to executive officers are generally made based on grant guidelines expressed as a percentage of salary. Grant guidelines for executive officers other than the CEO are developed each year based on a review of (a) prior year grant guidelines, (b) market-based LTIP grant levels, as assessed by both the Committee’s and management’s consultants, and (c) CEO recommendations, taking into account performance and internal pay equity considerations, including the relative scope of the business responsibilities of each officer, the markets in which their division operates, and their individual performance. Grant guidelines for the CEO are developed each year by the Committee based on a review of prior year grant guidelines, market-based LTIP grant levels and an exercise of its discretion, taking into account executive performance. The aggregate grants are also reviewed by the Committee’s consultant in terms of impact on annual dilution to shareholders. The LTIP award level approved in the fourth quarter of fiscal 2009 for Ms. Lundgren was 300% of base salary, which was the same as fiscal 2008 and positioned Ms. Lundgren’s LTIP grant near the median of the survey data and the 75th percentile of the peer group data. The grant levels for the other named executive officers as a percentage of base salary were 100% for Mr. Hamaker (increased from 97% for the fiscal 2008 awards), 100% for Mr. Peach (increased from 76% for the fiscal 2008 awards), 75% for Mr. Josephson (increased from 62% for the fiscal 2008 awards) and 75% for Mr. Robinovitz, which placed them near the median of the peer group and survey data.

Stock Options and RSUs.    Until fiscal 2006, the stock option program was the Company’s principal long-term incentive plan for executive officers. The objectives of stock options and RSUs are to align executive and shareholder long-term interests by creating a strong and direct link between executive compensation and shareholder return and to create incentives for executive officers to remain with the Company for the long term. Awarded options have an exercise price equal to the market price of Common Stock on the grant date, vest over five years, and typically have a term of 10 years. Awarded RSUs generally vest over five years. For the 2007, 2008 and 2009 LTIP awards, the Company granted RSUs instead of stock options to executive officers and other key employees to increase the equity ownership of senior management and provide a time-based retention incentive which the Committee believes is preferred by officers and better meets its compensation and retention objectives.

Performance Shares.    Beginning in fiscal 2006, the Company broadened its equity compensation program to include performance-based long-term incentive awards payable in the Company’s common stock. These performance share awards are designed to focus executive officers on the achievement of long-term objective Company performance goals established by the Committee and vest only to the extent those performance goals are met. Since fiscal 2006, the Committee has made annual awards covering future three-year performance periods.

For the awards granted in fiscal 2009, the Committee established a series of performance targets based on the Company’s average percentage growth in EPS for the fiscal years 2009-2011 (weighted at 50%) and the Company’s average ROCE percentage for the same three fiscal years (weighted at 50%), corresponding to payout multiples of .5x at threshold, 1x at target and 2x at maximum of the weighted portions of the target awards. The Committee established the specific performance targets for EPS growth and ROCE based on a variety of factors, including the Company’s budget for fiscal 2009, market outlook and historical performance. The awards provide that EPS and ROCE for each fiscal year will be adjusted to eliminate the effects of Investigation Costs and charges for Goodwill Impairments incurred in the year. The Committee determined that the starting adjusted EPS for fiscal 2008 for purposes of measuring fiscal 2009 EPS growth would be $4.81 (rather than the actual adjusted EPS of $8.68) because the fiscal 2008 adjusted EPS was considered extraordinary and growth from that level was not considered attainable based on the Company’s budget and expectations for fiscal 2009. The $4.81 base for EPS growth selected by the Committee represented a 10% increase over adjusted EPS achieved in fiscal 2007. The Company considers the three-year EPS growth and ROCE percentage targets for incomplete performance periods to be confidential financial information, the disclosure of which would result in competitive harm to the Company because it would reveal information about the growth profile of the Company and the effects of anticipated corporate acquisitions, none of which is otherwise made public. Disclosure of this information would impair the Company’s ability to make acquisitions because it would reveal how much the Company is willing to pay and unfairly benefit competitors and place the Company at a competitive disadvantage because it would provide sensitive information about the Company’s pricing and expansion strategy. These metrics were set at levels that the Committee considered challenging but achievable based on conditions at the time and the Company’s historical performance with the expectation that the probability of achieving the threshold performance level was 90%, the target level was 60% and the maximum level was 30%. Performance share awards granted in fiscal 2008 also used EPS growth and ROCE as metrics, with the target goal percentages for the fiscal 2009 awards set at the same level. The Committee established the EPS growth and ROCE goals based on the Company’s growth strategy, expected returns on capital expenditures and other uses of capital, and budgeted and forecasted performance at the time the goals were set. A participant generally must be employed by the Company on the October 31 following the end of the performance period to receive an award payout, although adjusted awards, prorated based on the period of employment during the performance period, will be paid if employment terminates earlier on account of death, disability, retirement, termination without cause after the first year of the performance period, or a sale of the Company. Awards will be paid in Class A Common Stock as soon as practicable after the October 31 following the end of the performance period. See the “Estimated Future Payouts Under Equity Incentive Plan Awards” column in the “Grants of Plan-Based Awards in Fiscal 2009” table.

The three-year performance period for the performance share awards made in fiscal 2007 ended on August 31, 2009. These awards used similar average EPS growth and average ROCE metrics as the awards made in fiscal 2009, but with different threshold, target and maximum performance targets. The average EPS growth goals were 5% for a .5x payout, 7% for a 1x target payout, and 9% for a 2x payout, with the fiscal 2006 base for purposes of calculating EPS growth in fiscal 2007 set at $3.97 (rather than actual fiscal 2006 EPS of $4.65) reflecting the elimination of two large nonrecurring items. The average ROCE performance goals were 9% for a .5x payout, 11% for a 1x target payout, and 13% for a 2x payout. The Company’s average EPS growth for fiscal years 2007, 2008 and 2009 was -1.1%, resulting in no payout under the EPS metric, as the 112% decrease in EPS in fiscal 2009 compared to fiscal 2008 more than offset the EPS increases in the prior two fiscal years. The Company’s average ROCE for fiscal years 2007, 2008 and 2009 was 12.5%, resulting in a payout of 1.75x of target on the ROCE metric, as strong ROCE in fiscal 2007 (15%) and particularly in fiscal 2008 (25%) outweighed the slightly negative ROCE in fiscal 2009 (-2.5%). Averaging the EPS and ROCE payouts resulted in a combined performance share payout for this performance period of .88x of target.

Participants were required to remain in the Company’s employ until October 31, 2009 to receive their performance share payouts. Each named executive officer other than Mr. Robinovitz was employed by the Company on October 31, 2009, and the number of shares issued to each named executive officer under these awards is shown in the “Outstanding Equity Awards at Fiscal 2009 Year-End” table.

Executive Benefits.    The Company’s executive benefits are intended, along with base salary, to provide a competitive fixed pay foundation for the work being performed by the executive. Named executive officers are eligible to participate in benefit plans available to non-executive employees and to receive additional benefits as described below as part of the compensation package the Company believes is necessary to attract and retain the desired level of executive talent.

Retirement Plans.    The Company maintains a 401(k) Plan and a Pension Retirement Plan (the “Pension Plan”) for its employees, including named executive officers. The Pension Plan was “frozen” as of June 30, 2006, and no additional benefits will be accrued for participants after that date. As part of the Company’s cost containment measures, matching contributions to the 401(k) plan were suspended in the second quarter of fiscal 2009. The Company also maintains a Supplemental Executive Retirement Bonus Plan (“SERBP”) for certain executive officers, including some of the named executive officers. See “Pension Benefits at Fiscal 2009 Year End” for descriptions of the Pension Plan and the SERBP and information regarding benefits payable to the named executive officers under the Pension Retirement Plan and the SERBP.

Change in Control Agreements.    To ensure that the Company offers competitive compensation to its executive officers, and to attract and retain top executive talent, the Company offers severance benefits under change in control agreements as part of its executive compensation packages. In October 2008, the Committee approved amended change in control agreements with Mr. Carter and Ms. Lundgren. In April 2008, the Committee approved change in control severance agreements for the other named executive officers. The purpose of these agreements is to ensure that the Company will have the continued attention and dedication of senior executives during a potential change of control. The Committee believes these agreements are in the best interest of shareholders by providing certainty as to what executives would receive in a change of control, enabling them to remain focused on the business during a period of uncertainty. The specific terms of the change in control agreements and the potential benefits payable under the agreements are discussed under “Compensation of Executive Officers — Potential Payments Upon Termination or Change in Control” below. At the times the agreements currently in effect were approved the Committee received advice from PM&P, and management received advice from Towers Perrin, that the terms were competitive and consistent with market practices.

Indemnity Agreements.    The Company has entered into indemnity agreements with each named executive officer pursuant to which the Company agrees to indemnify such officer in connection with claims or proceedings involving the officer (by reason of serving as a director or officer of the Company or its subsidiaries), as provided in the agreement.

Other Benefits.    Executive officers receive a monthly automobile allowance and use of a Company-provided credit card for fuel purchases. Both amounts are taxable to the executive as compensation income. Certain executive officers (including each named executive officer) also participate in a supplemental executive medical benefits plan which provides full coverage of certain medical and dental expenses (including deductibles and co-payments) not covered by the Company’s basic medical and dental plans.

Employment Agreements.

The Company entered into employment agreements with Mr. Carter and Ms. Lundgren in connection with their initial employment. In October 2008, the Company entered into amended and restated employment agreements with Mr. Carter and Ms. Lundgren, which became effective on December 1, 2008 in connection with Mr. Carter becoming Chairman of the Board and Ms. Lundgren becoming President and CEO, and which superseded the prior agreements.

Ms. Lundgren’s employment agreement governs the terms and conditions of her employment as CEO through December 1, 2011, provided that commencing on December 1, 2009, the employment agreement automatically extends for an additional one-year period unless the Company or Ms. Lundgren elects not to extend the term. Ms. Lundgren’s employment agreement provides for (i) an annual base salary of $800,000, subject to annual review and increase, but not decrease, by the Committee, (ii) a one-time signing bonus of $900,000 to defray costs associated with Ms. Lundgren arranging housing in Portland and associated expenses, subject to repayment for termination by Ms. Lundgren without good reason, provided that any such repayment is subject to reduction for each of the initial 36 months during which she remains employed with the Company, and (iii) an annual cash bonus as described under “Annual Performance Bonus Program for Mr. Carter and Ms. Lundgren.” Pursuant to the employment agreement, Ms. Lundgren was awarded (i) RSUs having an aggregate initial value of $45,000 on December 1, 2008, 20% of which vested on June 1, 2009 and the balance of which will vest at the rate of 20% per year on each of the first four anniversaries of June 1, 2009, and (ii) performance share awards under the LTIP for the fiscal 2009-2011 performance period with an aggregate value of $1.2 million as of the date of determination to reflect the impact of her new base salary on her level of participation in the LTIP.

In the event that Ms. Lundgren’s employment is terminated by the Company without cause, including the Company’s decision not to extend the term of the employment agreement, or by Ms. Lundgren for good reason and not under circumstances that would give rise to severance payments to Ms. Lundgren under her change in control agreement, Ms. Lundgren would be entitled to receive severance and other benefits as described under “Potential Payments Upon Termination or Change in Control.” These benefits were negotiated as part of her original employment agreement in 2005 and were continued under her amended employment agreement.

Mr. Carter’s amended employment agreement governs the terms and conditions of his employment as the Chairman through December 1, 2011. At any time during the term of his employment agreement, Mr. Carter may request a reduction in his duties and time commitment to the Company and, if the Board agrees to such request, Mr. Carter’s base salary will be proportionally reduced by a mutually agreed upon amount that appropriately reflects his reduced duties and time commitment. Mr. Carter’s employment agreement provides for (i) an annual base salary of $720,000, subject to annual review and increase, but not decrease, by the Committee and (ii) an annual cash bonus as described under “Annual Performance Bonus Program of Mr. Carter and Ms. Lundgren.” Effective December 1, 2008, Mr. Carter was awarded fully vested stock having an aggregate value of $2.4 million pursuant to his employment agreement in lieu of any further participation in the LTIP. In setting this award, the Committee considered both the substantial contributions by Mr. Carter to the Company’s transformation and the lack of future equity grants, as under the terms of his employment agreement, Mr. Carter is no longer eligible to participate in the LTIP other than with respect to awards under the LTIP that were outstanding on October 29, 2008.

In the event that Mr. Carter’s employment is terminated by the Company without cause or by Mr. Carter for good reason and not under circumstances that would give rise to severance payments to Mr. Carter under his change in control agreement, Mr. Carter would be entitled to receive severance payments and other benefits described under “Potential Payments Upon Termination or Change in Control.” These benefits were negotiated as part of his original employment agreement in 2005 and were continued under his amended employment agreement.

Officer Stock Ownership Policy

To promote the long-term alignment of the interests of the Company’s officers and its shareholders, the Company adopted the Officer Stock Ownership Policy in July 2008. The policy requires each officer of the Company (excluding the Chairman) to accumulate ownership of Class A Common Stock by the later of October 31, 2010 or the fifth anniversary of the officer’s initial employment with a value equal to the following multiples of base salary: CEO: 5x; Executive Vice Presidents: 3x; Senior Vice Presidents: 2x; and Vice Presidents: 1x. To reduce the impact of stock price fluctuations on the officers’ ongoing obligation to achieve and maintain compliance with this policy, shares purchased in the open market are valued at cost, shares acquired under RSUs or LTIP performance share awards are valued at the market price on vesting, and shares acquired under stock options are valued at the market price at the time of exercise of the option, and these values remain constant. Until compliance with the policy is achieved, officers are required to retain at least 50% of the shares (net of shares withheld to cover taxes) received under RSUs, stock options and performance share awards. Ms. Lundgren and Messrs. Hamaker and Josephson are required to achieve compliance with the policy by October 31, 2010, and Mr. Peach is required to achieve compliance by March 2012, because he joined the Company at a later date.

Tax Deductibility of Executive Compensation

Section 162(m) of the “Code” generally limits to $1,000,000 per person the amount that the Company may deduct for compensation paid in any year to any of the named executive officers (other than the CFO, whose pay is excluded pursuant to Internal Revenue Service Notice 2007-49). The policy of the Committee is to structure executive compensation to maximize the deductibility of compensation where feasible consistent with the Company’s overall compensation objectives. The Committee has structured some of its compensation programs to qualify as performance-based compensation not subject to the $1,000,000 cap on deductibility. Other compensation programs may not qualify as performance-based compensation under Section 162(m) because they involve individual or non-objective performance measures or the Committee retains discretion in applying the performance criteria. The LTIP performance share awards granted by the Company are intended to qualify as performance-based compensation not subject to the $1,000,000 cap on deductibility. Under IRS regulations, the $1,000,000 cap on deductibility will not apply to compensation received through the exercise of a nonqualified stock option that meets certain requirements, and it was the Company’s policy when granting options to meet the requirements of Section 162(m) so that the option exercise compensation is deductible by the Company. To address deductibility of bonus compensation under Section 162(m), the Board adopted, and the shareholders approved in 2005, the Executive Annual Bonus Plan pursuant to which bonus compensation may qualify as performance-based compensation not subject to the $1,000,000 cap on deductibility. The annual incentive compensation bonus for fiscal 2009 paid to Ms. Lundgren, the AICP bonuses paid to the other named executive officers, and the salaries and compensation on vesting of RSUs did not qualify as performance-based compensation under Section 162(m), with the result that a portion of the compensation paid to Ms. Lundgren and Mr. Hamaker for fiscal 2009 will not be deductible by the Company. Section 162(m) did not limit deductibility of compensation paid to any other named executive officer for fiscal 2009.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has:

•	Reviewed and discussed the above section titled “Compensation Discussion and Analysis” with management; and

•	Based on the review and discussion above, recommended to the Board that the “Compensation Discussion and Analysis” section be included in this proxy statement.

COMPENSATION COMMITTEE

Judith A. Johansen, Chair

William A. Furman

Wayland R. Hicks

Ralph R. Shaw

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth certain information concerning compensation of the named executive officers during the fiscal years ended August 31, 2007, 2008 and 2009.

Name and Principal Position	Year	Salary ($)(8)	Bonus ($)(1)(2)(8)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(1)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
John D. Carter(9)	2009	765,769	—	4,415,719	274,802	1,100,000	3,966	77,801	6,638,057
Chairman of the	2008	855,738	801,000	1,852,657	275,555	5,199,000	5,815	103,391	9,093,156
Board of Directors	2007	794,135	2,721,875	933,468	277,272	1,078,281	2,563	88,356	5,895,950

Tamara L. Lundgren	2009	775,769	225,000	1,398,391	52,865	1,200,000	31,335	41,811	3,725,171
President and Chief	2008	688,793	639,000	1,302,073	53,010	4,361,000	2,748	53,482	7,100,106
Executive Officer	2007	614,480	2,108,389	704,193	55,663	835,246	735	58,765	4,377,471

Richard D. Peach	2009	460,000	234,500	99,973	—	—	—	39,868	834,341
Senior Vice President and	2008	391,769	80,862	40,477	—	458,218	—	44,469	1,015,795
Chief Financial Officer

Donald W. Hamaker	2009	590,000	420,800	434,824	53,301	63,918	2,249	54,758	1,619,850
Senior Vice President and	2008	563,846	202,985	1,038,613	53,447	1,214,164	3,664	71,497	3,148,216
President, Metals Recycling Business	2007	550,385	198,138	753,032	57,448	1,186,703	1,234	304,284	3,051,224

Richard C. Josephson	2009	484,000	211,300	247,573	32,252	15,198	1,262	55,149	1,046,734
Senior Vice President, General Counsel and Secretary

Jay Robinovitz(10)	2009	440,000	300,000	180,107	37,176	—	11,255	53,718	1,022,256
Vice President and Chief
Officer, Auto Parts Business

(1)	The total bonuses earned by each named executive officer under the Company’s AICP or annual bonus program under applicable employment agreements generally are equal to the sum of the amounts reported in the Bonus and Non-Equity Incentive Plan Compensation columns. For certain officers, the amount reported in the Non-Equity Incentive Plan Compensation column also includes amounts paid in respect of their EVA Plan bonus banks. See “Compensation Discussion and Analysis — Annual Incentive Programs.”

(2)	Represents discretionary bonuses paid to the named executive officers, including amounts based on subjectively evaluated management objectives and individual performance measures. See “Compensation Discussion and Analysis — Annual Incentive Programs.” Also includes (i) $225,000 for Ms. Lundgren, representing the portion of the $900,000 sign-on bonus received under her amended employment agreement that vested in fiscal 2009, and (ii) $300,000 for Mr. Robinovitz, representing a retention bonus paid to him in fiscal 2008 subject to repayment if he did not remain employed through March 2009 and which therefore vested in fiscal 2009.

(3)

Represents the amount of compensation expense recognized under accounting for share-based compensation in the applicable fiscal year with respect to RSUs and LTIP performance shares granted in that year or prior years, disregarding estimated forfeitures. Also includes a $2.4 million fully vested stock award granted to Mr. Carter in fiscal 2009. Compensation expense for RSUs is equal to the value of the underlying restricted shares based on the closing market price of the Company’s Class A Common Stock on the grant date, and is recognized ratably over the vesting period (generally five years). Compensation expense associated with LTIP performance shares is generally equal to the value of the estimated number of shares to be issued based on expected performance multiplied by the closing market price of the Company’s Class A Common Stock on the grant date, and is recognized ratably over the three-year performance period.

(4)	Represents the amount of compensation expense recognized under accounting for share-based compensation in the applicable fiscal year with respect to all outstanding options held by the named executive officers, disregarding estimated forfeitures. Compensation expense is equal to the grant date fair value of the options estimated using the Black-Scholes option pricing model, and is recognized ratably over the five-year vesting period. The assumptions made in determining the grant date fair values of options under accounting for share-based compensation are disclosed in Note 13 of Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended August 31, 2006.

(5)	Non-Equity Incentive Plan Compensation consists of (a) amounts paid under the AICP or annual bonus program under applicable employment agreements based on the achievement of objective Company or business unit performance criteria and (b) for certain officers, the portion of the officer’s bonus bank balance under the Company’s terminated EVA Plans that vested in the applicable year (Mr. Hamaker, $63,918 in 2007, 2008 and 2009 and Mr. Josephson, $15,198 in 2009). See “Compensation Discussion and Analysis — Annual Incentive Programs.”

(6)	Represents changes in the actuarial present value of accumulated benefits under the Pension Retirement Plan and the SERBP.

(7)	Includes for 2009 Company contributions (including annual contributions, matching contributions and transition contributions relating to the frozen Pension Plan) to the accounts of the named executive officers under the 401(k) Plan in the following amounts: Mr. Carter, $20,396; Ms. Lundgren, $14,761; Mr. Peach, $11,638; Mr. Hamaker, $16,783; Mr. Josephson, $19,661; and Mr. Robinovitz, $14,394. Includes for 2009 premiums paid for medical plans in the following amounts: $21,855 each for Messrs. Hamaker and Robinovitz; $19,711 each for Messrs. Carter and Josephson; $8,282 for Ms. Lundgren; and $13,065 for Mr. Peach. Includes for 2009 premiums paid for life, disability and other insurance in the following amounts: $6,156 each for Messrs. Carter and Hamaker; $8,687 for Ms. Lundgren; $5,791 for Mr. Peach; $6,010 for Mr. Josephson; and $5,609 for Mr. Robinovitz. Includes for 2009 automobile allowance and fuel purchase fringe benefits in the following amounts: Mr. Carter, $31,537; Ms. Lundgren, $10,081; Mr. Peach, $9,375; Mr. Hamaker, $9,965; Mr. Josephson $9,767 and Mr. Robinovitz, $11,860.

(8)	The proportion of salary and bonus (which does not include the Non-Equity Incentive Plan Compensation portion of the bonus) as a percentage of total compensation in fiscal 2009 was 28% for Mr. Carter, 59% for Ms. Lundgren, 83% for Mr. Peach, 66% for Mr. Hamaker, 68% for Mr. Josephson, and 72% for Mr. Robinovitz.

(9)	Mr. Carter served as President and Chief Executive Officer until December 1, 2008, when he became Chairman of the Board.

(10)	Mr. Robinovitz resigned from the Company effective September 4, 2009.

Grants of Plan-Based Awards in Fiscal 2009

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John D. Carter	12/1/2008	11/24/2008							106,053	2,400,000
			—	720,000	2,160,000
Tamara L. Lundgren	7/28/2009	7/28/2009							23,246	1,199,959
	12/1/2008	11/24/2008							1,988	45,000
	11/24/2008	11/24/2008				6,856	13,711	27,422		611,511
			—	800,000	4,000,000
Richard D. Peach	7/28/2009	7/28/2009							4,455	229,967
	11/24/2008	11/24/2008				1,000	1,999	3,998		89,155
			97,750	195,500	391,000
Donald W. Hamaker	7/28/2009	7/28/2009							5,714	294,957
	11/24/2008	11/24/2008				1,642	3,284	6,568		146,466
			200,600	401,200	802,400
Richard C. Josephson	7/28/2009	7/28/2009							3,516	181,496
	11/24/2008	11/24/2008				857	1,713	3,426		76,400
			102,850	205,700	411,400
Jay Robinovitz	7/28/2009	7/28/2009							3,196	164,978
	11/24/2008	11/24/2008				943	1,885	3,770		84,071
			121,550	243,100	486,200

(1)	All amounts reported in these columns represent the portion of the potential bonuses payable for performance in fiscal 2009 under the Company’s AICP or annual bonus program under applicable employment agreements. Only the portion of the bonus based on performance against financial or other objective measures is considered an incentive plan award reportable in this table. The Committee annually approves target bonus levels as a percentage of either base salary as of the end of the fiscal year (for Mr. Carter and Ms. Lundgren) or base salary and other compensation actually paid during the fiscal year (for other officers). The total target bonus percentages for the named executive officers were as follows: Mr. Carter, 100%; Ms. Lundgren, 100%; Mr. Peach, 50%; Mr. Hamaker, 80%; Mr. Josephson, 50%; and Mr. Robinovitz, 65%. The percentage of total target bonus based on performance against financial or other objective measures, and therefore reflected in the above table, was 100% for each of Mr. Carter and Ms. Lundgren and 85% for the other named executive officers. For Messrs. Peach, Hamaker Josephson and Robinovitz, the Committee retained discretion to pay bonuses below the stated threshold and above the stated maximum amounts. See “Compensation Discussion and Analysis — Annual Incentive Programs.” Actual bonus amounts paid for fiscal 2009 are included in the “Summary Compensation Table.”

(2)	Amounts reported in these columns represent LTIP performance shares granted in fiscal 2009, and are based on performance during fiscal years 2009-2011. See “Compensation Discussion and Analysis — Long Term Incentive Program.”

(3)	Represents RSUs granted under the Company’s SIP, except the award for Mr. Carter which was a fully vested stock award. RSUs vest ratably over five years, subject to continued employment. Vesting may be accelerated in certain circumstances, as described under “Potential Payments Upon Termination or Change in Control.”

(4)	Represents the aggregate grant date fair value of RSUs, LTIP performance share awards and Mr. Carter’s stock award granted in fiscal 2009 computed in accordance with accounting for share-based compensation. The grant date fair value of the RSUs and the stock award is equal to the value of the underlying restricted shares based on the closing market price of the Company’s Class A Common Stock on the grant date. The grant date fair value of the LTIP performance share awards is based on the maximum number of shares issuable under the award multiplied by the closing market price of the Company’s Class A Common Stock on the grant date.

Outstanding Equity Awards at Fiscal 2009 Year-End

The following table sets forth certain information concerning outstanding equity awards for each named executive officer as of August 31, 2009.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable (#)(1)	Number of Securities Underlying Unexercised Options - Unexercisable (#)(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John D. Carter	58,800	14,700	(2)	25.11	7/6/2015	—		—	—		—
	18,500	—		25.11	7/6/2015	—		—	—		—
	17,616	4,404	(2)	34.46	11/29/2015	—		—	—		—
	—	—		—	—	13,604	(3)	734,752	—		—
	—	—		—	—	12,234	(4)	660,758	—		—
	—	—		—	—	12,203	(5)	659,084	—		—
	—	—		—	—	29,825	(7)	1,610,848	—		—
	—	—		—	—	—		—	40,782	(8)	2,202,636
Tamara L. Lundgren	10,000	—		30.19	10/19/2015	—		—	—		—
	8,221	2,055	(2)	34.46	11/29/2015	—		—	—		—
	3,907	977	(2)	30.71	1/11/2016	—		—	—		—
	—	—		—	—	10,520	(3)	568,185	—		—
	—	—		—	—	9,477	(4)	511,853	—		—
	—	—		—	—	9,735	(5)	525,787	—		—
	—	—		—	—	1,591	(5)	85,930	—		—
	—	—		—	—	23,246	(6)	1,255,516	—		—
	—	—		—	—	23,065	(7)	1,245,741	—		—
	—	—		—	—	—		—	31,590	(8)	1,706,176
	—	—		—	—	—		—	27,422	(9)	1,481,062
Richard D. Peach	—	—		—	—	876	(4)	47,313	—		—
	—	—		—	—	1,600	(5)	86,416	—		—
	—	—		—	—	4,455	(6)	240,615	—		—
	—	—		—	—	—		—	2,920	(8)	157,709
	—	—		—	—	—		—	3,998	(9)	215,932
Donald W. Hamaker	6,244	2,936	(2)	34.46	11/29/2015	—		—	—		—
	—	—		—	—	3,144	(3)	169,807	—		—
	—	—		—	—	3,213	(4)	173,534	—		—
	—	—		—	—	2,628	(5)	141,938	—		—
	—	—		—	—	5,714	(6)	308,613	—		—
	—	—		—	—	6,893	(7)	372,291	—		—
	—	—		—	—	—		—	10,712	(8)	578,555
	—	—		—	—	—		—	6,568	(9)	354,738
Richard C. Josephson	8,102	2,025	(2)	30.71	1/11/2016	—		—	—		—
	—	—		—	—	1,814	(3)	97,974	—		—
	—	—		—	—	1,752	(4)	94,626	—		—
	—	—		—	—	1,371	(5)	74,048	—		—
	—	—		—	—	3,516	(6)	189,899	—		—
	—	—		—	—	3,976	(7)	214,744	—		—
	—	—		—	—	—		—	5,842	(8)	315,526
	—	—		—	—	—		—	3,426	(9)	185,038

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable (#)(1)	Number of Securities Underlying Unexercised Options - Unexercisable (#)(1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jay Robinovitz	2,100	—		12.00	6/1/2013				—		—
	4,000	—		28.41	10/18/2014				—		—
	1,762	881	(2)	34.46	11/29/2015				—		—
	—	—		—	—	1,088	(3)	58,763	—		—
	—	—		—	—	1,255	(4)	67,783	—		—
	—	—		—	—	1,508	(5)	81,447	—		—
	—	—		—	—	3,196	(6)	172,616	—		—
	—	—		—	—	2,386	(7)	128,868	—		—
	—	—		—	—	—		—	4,186	(8)	226,086
	—	—		—	—	—		—	3,770	(9)	203,618

(1)	Options to purchase Class A Common Stock generally become exercisable for 20% of the shares on June 1 following the grant date and on June 1 of each of the next four years thereafter, becoming fully exercisable on the fifth June 1 following the grant date, subject to continued employment and accelerated vesting under certain conditions. RSUs generally become vested on the same schedule.

(2)	This option will be fully vested on June 1, 2010.

(3)	This RSU vests as to 50% of the shares on June 1 each year in 2010 and 2011.

(4)	This RSU vests as to 33.3% of the shares on June 1 each year in 2010, 2011 and 2012.

(5)	This RSU vests as to 25% of the shares on June 1 each year in 2010, 2011, 2012 and 2013.

(6)	This RSU vests as to 20% of the shares on June 1 each year in 2010, 2011, 2012, 2013 and 2014.

(7)	Reflects LTIP shares that were subject to performance during the performance period of fiscal 2007-2009. The number of shares issuable was based on performance during this period, and vesting of these shares was also subject to continued employment until the payment date in October 2009. Shares are valued based on the closing price of the Class A common stock on the last trading day of fiscal 2009.

(8)	Reflects LTIP performance share awards that were granted in fiscal 2008 and will vest subject to and based on performance during the performance period of fiscal 2008-2010. Share amounts are calculated based on the number of shares that would be issued at the maximum level of performance multiplied by the closing price of the Class A Common Stock on the last trading day of fiscal 2009.

(9)	Reflects LTIP performance share awards that were granted in fiscal 2009 and will vest subject to and based on performance during the performance period of fiscal 2009-2011. Share amounts are calculated based on the number of shares that would be issued at the maximum level of performance multiplied by the closing price of the Class A Common Stock on the last trading day of fiscal 2009.

Compensation Plan Information

The following table provides information as of August 31, 2009 regarding equity compensation plans approved and not approved by the Company’s shareholders.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights(2)	(b) Weighted average exercise price of outstanding options, warrants and rights(3)	(c) Number of securities remaining available for future issuance (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders(1)	1,143,086	$28.32	7,019,062
Equity compensation plans not approved by shareholders	—	—	—

Total	1,143,086	$28.32	7,019,062

(1)	Consists entirely of shares of Class A Common Stock authorized for issuance under the Company’s SIP.

(2)	Consists of 376,859 shares subject outstanding options, 261,101 shares subject to outstanding RSUs, 85,525 shares subject to outstanding DSUs or credited to stock accounts under the Deferred Compensation Plan for Non-Employee Directors, and 419,601 shares representing the maximum number of shares that could be issued under outstanding LTIP performance share awards.

(3)	Represents the weighted average exercise price for options included in column (a).

Option Exercises and Stock Vested in Fiscal 2009

The following table sets forth certain information concerning stock option exercises and vesting of stock for each named executive officer during the fiscal year ended August 31, 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John D. Carter	—	—	138,370	3,679,818
Tamara L. Lundgren	—	—	23,908	974,563
Richard D. Peach	—	—	691	38,924
Donald W. Hamaker	5,500	106,755	22,224	862,958
Richard C. Josephson	—	—	10,288	330,946
Jay Robinovitz	—	—	5,744	194,082

Pension Benefits at Fiscal 2009 Year-End

The following table sets forth certain information concerning accrued pension benefits for each named executive officer as of August 31, 2009.

Name	Age	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
John D. Carter	63	Pension Retirement Plan	5	66,614	—
		Suppl. Exec. Retirement Bonus Plan	5	—	—
Tamara L. Lundgren	52	Pension Retirement Plan	4	25,052	—
		Suppl. Exec. Retirement Bonus Plan	4	29,806	—
Richard D. Peach	46	Pension Retirement Plan	—	—	—
Donald W. Hamaker	57	Pension Retirement Plan	4	36,850	—
Richard C. Josephson	61	Pension Retirement Plan	4	20,671	—
Jay Robinovitz	51	Pension Retirement Plan	17	184,410	—

(1)	The Pension Retirement Plan Present Value of Accumulated Benefit in the above table represents the actuarial present value as of August 31, 2009 of each named executive officer’s frozen pension benefit assuming that the plan vesting requirements had been met. Benefit accruals under that plan ceased when the plan was frozen on June 30, 2006, but years of service are still relevant for purposes of satisfying the five-year vesting requirement. The SERBP Present Value of Accumulated Benefit in the table above represents the actuarial present value as of August 31, 2009 of each named executive officer’s pension benefit calculated based on years of credited service and five highest consecutive calendar years of compensation as of that date, but assuming that the vesting requirement had been met. Actuarial present values were calculated using a discount rate of 5.36% with respect to the Pension Retirement Plan and 5.57% with respect to the SERBP, and the mortality table set forth in IRS Revenue Ruling 2007-67 for both plans, the same assumptions used in the pension benefit calculations reflected in the Company’s audited balance sheet for the year ended August 31, 2009. See “Compensation Discussion and Analysis — Elements of Compensation — Executive Benefits — Retirement Plans.”

Defined Benefit Retirement Plans

Pension Retirement Plan.    The Company’s Pension Plan is a defined benefit plan qualified under Section 401(a) of the Code. Persons who were non-union employees of the Company prior to May 15, 2006 are eligible to participate in the Pension Plan. Benefit accruals ceased on June 30, 2006. Generally, pension benefits become fully vested after five years of service and are paid in monthly installments beginning when the employee retires at age 65. Benefits accrued each year after August 31, 1986 and prior to June 30, 2006 in an amount equal to 2% of qualifying compensation earned in the applicable year. Qualifying compensation for executive officers included base salary subject to a legal limit for the year. Retirement benefits are payable at any time after termination of employment, subject to actuarial reduction for early start of payment before age 65. A participant may choose payment from various actuarial equivalent life annuity options or a lump sum. Death benefits are payable to a beneficiary in a lump sum; a surviving spouse may elect payment as a life annuity.

Supplemental Executive Retirement Bonus Plan.    The SERBP was adopted to provide a competitive level of retirement income for key executive officers selected by the Board. The SERBP establishes an annual target benefit for each participant based on continuous years of service. The target benefit is an annual amount paid for the life of the employee, which is the lesser of (i) the product of 2.6% and the average of the participant’s five consecutive calendar years of highest compensation (“Final Average Compensation”) multiplied by years of continuous service, but in no event more than 65% of Final Average Compensation, or (ii) the product of $260,017 (subject to annual adjustment) multiplied by a fraction, the numerator of which is the employee’s continuous years of service and the denominator of which is the greater of the number of continuous years of service or 25. Compensation includes all cash compensation from an employer that participates in the SERBP, including salary and adjusted bonus, without taking into account voluntary reductions. Adjusted bonus means the lesser of (i) the bonus amount paid or (ii) 25% of salary during the period for which the bonus was earned. The target benefit is reduced by 100% of primary social security benefits and the Company-paid portion of all benefits payable under the Company’s qualified retirement plans to determine the actual benefit payable under the SERBP. The actual benefit will be paid as a straight life annuity or in other actuarially equivalent forms chosen by the participant. Benefits are payable under the plan only to participants who terminate employment with five years of continuous service. Mr. Carter and Ms. Lundgren are the only named executive officers who participate in the SERBP.

Potential Payments Upon Termination or Change in Control.

Potential Payments Upon a Change in Control.

The Company has entered into change in control agreements with Mr. Carter and Ms. Lundgren which provide certain benefits to these officers if the officer’s employment is terminated by the Company without “cause” or by the officer for “good reason” during a six-month period preceding a “change in control” of the Company or within 24 months after a “change in control” of the Company. In these agreements, “change in control” is generally defined to include:

•	the acquisition by any person of 20 percent or more of the Company’s outstanding Class A Common stock,

•	the nomination (and subsequent election) of a majority of the Company’s directors by persons other than the incumbent directors, or

•	the consummation of a sale of all or substantially all of the Company’s assets or an acquisition of the Company through a merger or share exchange.

In the change in control agreements, “cause” generally includes willful and continued failure to substantially perform assigned duties or willfully engaging in illegal conduct injurious to the Company, and “good reason” generally includes a change in position or responsibilities that does not represent a promotion, a decrease in compensation or a base office relocation.

The Company has also entered into change in control agreements with the other named executive officers which provide certain benefits if the officer’s employment is terminated by the Company without “cause” or by the officer for “good reason” within 18 months after a “change in control” of the Company. These agreements contain definitions of “change in control,” “cause” and “good reason” which are substantially identical to those contained in the change in control agreements for Mr. Carter and Ms. Lundgren.

The Company granted LTIP performance shares to the named executive officers (other than Mr. Peach in fiscal 2007) in fiscal 2007, 2008 and 2009 pursuant to which shares of Class A Common Stock will be issued based on the Company’s performance during the applicable three-year performance periods relating to the awards. The award agreements relating to the LTIP performance shares provide for an accelerated payout of the performance shares upon a “Company sale,” which generally means a sale of the Company by means of a merger, share exchange or sale of substantially all of the assets of the Company. In addition, award agreements relating to all outstanding options and RSUs provide for accelerated vesting on a change in control of the Company (which has the same meaning as under the change in control agreements). An accelerated payout of LTIP performance shares and accelerated vesting of options and RSUs would occur even if the named executive officer’s employment was not terminated in connection with the Company sale or change in control.

The following table sets forth the estimated change in control benefits that would have been payable to each named executive officer if a change in control (including a Company sale) had occurred on August 31, 2009 and, except as noted, each officer’s employment had been terminated on that date either by the Company without “cause” or by the officer with “good reason.”

Name	Cash Severance Benefit ($)(1)	Insurance Continuation ($)(2)	Stock Option Acceleration and Extension ($)(3)	Restricted Stock Unit Acceleration ($)(4)	LTIP Performance Share Acceleration ($)(5)	401(k) Plan and Retirement Plan Payment ($)(6)	Tax Gross-up Payment ($)(7)	Total ($)
John D. Carter	4,320,000	81,533	510,928	2,054,594	2,938,090	—	—	9,905,145
Tamara L. Lundgren	7,676,205	50,414	62,939	2,947,272	3,014,082	—	—	13,750,912
Richard D. Peach	1,136,790	32,859	—	374,343	186,821	11,784	—	1,742,597
Donald W. Hamaker	2,439,776	46,331	217,682	793,893	891,165	143,875	—	4,532,722
Richard C. Josephson	1,463,990	40,548	203,240	456,547	495,164	110,790	—	2,770,279
Jay Robinovitz	878,847	30,348	116,555	380,608	361,813	—	—	1,768,171

(1)	Cash Severance Benefit. The change in control agreement for Mr. Carter provides for cash severance equal to three times the sum of his annual base salary plus his most recently established target bonus. The change in control agreements for Ms. Lundgren and the other named executive officers provide for cash severance equal to a multiple (three for Ms. Lundgren, one and one-half for Messrs. Peach, Hamaker, Josephson and one for Mr. Robinovitz) times the sum of (a) the officer’s base salary plus (b) the greater of (1) the average of the officer’s last three annual bonuses, except that for Ms. Lundgren the amount taken into account for any such bonus shall not exceed three times the target bonus for such year, or (2) the most recently established target bonus. The change in control agreements also provide for a payment of all or a portion of the annual bonus for the year in which termination occurs. The table above does not include a bonus payment for fiscal 2009 because bonus payments for fiscal 2009 are included in the Summary Compensation Table and no additional amount would have been paid in fiscal 2009 if the officer had terminated employment as of August 31, 2009.

(2)	Insurance Continuation. If cash severance benefits are triggered, the change in control agreements also provide for continuation of Company paid life, accident and medical insurance benefits for up to 36 months following termination of employment for Mr. Carter and Ms. Lundgren, up to 18 months for Mr. Peach, Mr. Hamaker, Mr. Josephson, and up to 12 months for Mr. Robinovitz, except to the extent similar benefits are provided by a subsequent employer. The amounts in the table above represent 36, 18 or 12 months, as applicable, of life, accident and medical insurance benefit payments at the rates paid by the Company for each of these officers as of August 31, 2009.

(3)	Stock Option Acceleration and Extension. All outstanding unexercisable options for all named executive officers will immediately become exercisable on a change in control of the Company, whether or not the officer’s employment is terminated in connection with the change in control. If cash severance benefits are triggered, all options held by Messrs. Hamaker, Josephson and Robinovitz will remain outstanding for their full term. Information regarding outstanding unexercisable options held by the named executive officers is set forth in the “Outstanding Equity Awards” table. The amounts in the table above represent the sum of (a) the spread between $54.01 (the closing market price of the Company’s Class A Common Stock on August 31, 2009, the last trading day of fiscal 2009) and the exercise price for each outstanding unexercisable option held by the applicable officer on August 31, 2009, and (b) the increase in value of outstanding options resulting from the extension of the post-termination exercise period from 90 days to the full remaining term, with the option values for 90-day and full remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used for valuing our options under accounting for share-based compensation.

(4)	RSU Acceleration. All RSUs for all named executive officers will immediately vest on a change in control of the Company, whether or not the officer’s employment is terminated in connection with the change in control. Information regarding unvested RSUs held by the named executive officers is set forth in the Outstanding Equity Awards table. The amounts in the table above represent the number of shares subject to unvested RSUs multiplied by a stock price of $54.01 per share, which was the closing price of the Company’s Class A Common Stock on August 31, 2009 the last trading day of fiscal 2009.

(5)	LTIP Performance Share Acceleration. Under the terms of the LTIP performance share award agreements, upon a Company sale a named executive officer would receive a payout in an amount equal to the greater of (a) 100% of the target share amount or (b) the payout calculated as if the performance period had ended on the last day of the Company’s most recently completed fiscal quarter prior to the date of the Company sale, taking into account provisions in the award agreements for calculating performance for a shorter performance period and a partial year. The accelerated payout would occur whether or not the officer’s employment was terminated in connection with the Company sale. The amounts in the table above represent the value of outstanding LTIP performance share awards that would vest and be paid out pursuant to the terms of the award agreements on a Company sale based on a stock price of $54.01 per share, which was the closing price of the Company’s Class A Common Stock on August 31, 2009, the last trading day of fiscal 2009.

(6)	401(k) Plan and Pension Retirement Plan Payments. The change in control agreements with the named executive officers (other than Mr. Carter and Ms. Lundgren) provide for the payment of any unvested and therefore forfeited amount under the Company’s 401(k) Plan and payment of the actuarial lump sum value of any unvested and therefore forfeited benefits under the Company’s Pension Retirement Plan plus an additional cash payment to fully gross up any taxes imposed on such payments.

(7)	Tax Gross-up Payment. If any payments to a named executive officer in connection with a change in control are subject to the 20% excise tax on “excess parachute payments” as defined in Section 280G of the Code, the Company is required under the change in control agreements to make a tax gross-up payment to the officer sufficient so that officer will receive benefits as if no excise tax were payable. However, for the named executive officers other than Mr. Carter and Ms. Lundgren there is a cut back provision that provides that if the “parachute value” is less than 110% of Safe Harbor amount (as such terms are defined in the change of control agreement), no additional payment is required and the amounts payable to the named executive officer will be reduced to 2.99 times such employee’s “base amount.”

Potential Payments Upon Involuntary Termination of Employment without Cause

The following table sets forth the estimated benefits that would have been payable to the named executive officers under currently effective agreements if each officer’s employment had been terminated on August 31, 2009, either by the Company without “cause” or, with respect to certain benefits, by the officer for “good reason” in circumstances not involving a change in control.

Name	Cash Benefit Severance ($)(1)	Insurance Continuation ($)(2)	Stock Option Acceleration ($)(3)	Restricted Stock Unit Acceleration ($)(4)	LTIP Performance Share Acceleration ($)(5)	Total ($)
John D. Carter	4,320,000	54,355	510,928	2,054,594	2,242,637	9,182,514
Tamara L. Lundgren	4,800,000	33,610	62,939	2,947,272	1,968,593	9,812,414
Richard D. Peach	—	—	—	—	83,821	83,821
Donald W. Hamaker	—	—	—	—	596,158	596,158
Richard C. Josephson	—	—	—	—	335,054	335,054
Jay Robinovitz	—	—	—	—	227,260	227,260

(1)

Cash Severance Benefit.    Mr. Carter and Ms. Lundgren have entered into employment agreements providing for, among other things, cash severance benefits if the officer’s employment is terminated by the Company without “cause” or by the officer for “good reason” and not in connection with a change in control. “Cause” and “good reason” generally have the same meaning as under the change in control agreements described above. The cash severance payment for each of these officers is equal to three times the sum of base salary plus target bonus as in effect at the time plus a pro rata portion of the incentive bonus that the officer would have received if the officer had remained employed for the fiscal year in which the termination occurs (based on the portion of the year worked). The table above does not include a pro rata portion of the target bonus for fiscal 2009 because bonus payments for fiscal 2009 are included in the

Summary Compensation Table and no pro rata amounts would have been paid if the officer had terminated employment as of August 31, 2009. These amounts are payable within 30 days after termination. Under the AICP, if a named executive officer (other than Mr. Carter and Ms. Lundgren) were involuntarily terminated by the Company without cause (as determined by the Committee), the named executive officer would receive, at the time that bonuses under the program were determined and paid for other participants, a bonus based on the officer’s earnings for the portion of the year the participant was employed. For this purpose the officer would be deemed to have satisfied the officer’s individual goals. The table above does not include a bonus payment for fiscal 2009 because bonus payments for fiscal 2009 are included in the Summary Compensation Table and no additional amount would have been paid if the officer had terminated employment as of August 31, 2009.

(2)	Insurance Continuation. Mr. Carter and Ms. Lundgren’s employment agreements provide for continuation for up to 24 months of Company paid life, accident and health insurance benefits for the officer and the officer’s spouse and dependents, and the amount in the table represents 24 months of such insurance benefit payments at the rates paid by us for these officers as of August 31, 2009.

(3)	Stock Option Acceleration. If cash severance benefits are triggered, the employment agreements with Mr. Carter and Ms. Lundgren also provide that all of the officer’s outstanding unexercisable options will immediately become exercisable. Information regarding outstanding unexercisable options held by Mr. Carter and Ms. Lundgren is set forth in the Outstanding Equity Awards table. The amounts in the table above represent the spread between $54.01 (the closing market price of the Company’s Class A Common Stock on August 31, 2009, the last trading day of fiscal 2009) and the exercise price for each outstanding unexercisable options held by the applicable officer on August 31, 2009.

(4)	RSU Acceleration. If cash severance benefits are triggered, the employment agreements for Mr. Carter and Ms. Lundgren also provide that all RSUs will immediately vest. Information regarding unvested restricted stock units held by the named executive officers is set forth in the Outstanding Equity Awards table. The amounts in the table above represent the number of shares subject to unvested RSUs multiplied by a stock price of $54.01 per share, which was the closing price of the Company’s Class A Common Stock on August 31, 2009, the last trading day of fiscal 2009.

(5)	LTIP Performance Shares Acceleration. Under the terms of the LTIP performance share awards granted in fiscal 2007, 2008 and 2009, if a named executive officer’s employment is terminated by the Company without cause after the end of the twelfth month of the applicable performance period and prior to the vesting date, the named executive officer would be entitled to receive a prorated award to be paid following completion of the performance period, taking into account the number of performance shares that would otherwise have been issued based on the actual performance during the entire performance period and the portion of the performance period the officer had worked. The officer is required to provide a release of claims in connection with such payout. For this purpose, “cause” generally means (a) the conviction of the officer of a felony involving theft or moral turpitude or relating to the business of the Company, (b) the officer’s continued failure to perform assigned duties, (c) fraud or dishonesty by the officer in connection with employment with the Company, (d) any incident materially compromising the officer’s reputation or ability to represent the Company with the public, (e) any willful misconduct that substantially impairs the Company’s business or reputation, or (f) any other willful misconduct by the officer that is clearly inconsistent with the officer’s position or responsibilities The amounts in the table above for grants made in fiscal 2007 are based on payouts for actual performance during the fiscal 2007 — 2009 performance period and assume that the payout level for the performance periods applicable to the grants in fiscal 2008 and 2009 is 100% (actual amounts may be more or less), and the value of outstanding performance shares is based on a stock price of $54.01 per share, which was the closing price of the Company’s Class A Common Stock on August 31, 2009, the last trading day of fiscal 2009.

Potential Payments Upon Retirement, Disability or Death

The following table sets forth the estimated benefits that would have been payable to the named executive officers if each officer’s employment had been terminated on August 31, 2009 by reason of retirement, disability or death, excluding amounts payable under the Company’s 401(k) Plan, Pension Plan and SERBP.

Name	Stock Option Acceleration and Extension ($)(1)	Restricted Stock Unit Acceleration ($)(2)	LTIP Performance- Share Acceleration ($)(3)	Total ($)
John D. Carter	742,441	2,054,594	1,810,577	4,607,612
Tamara L. Lundgren	140,316	2,947,272	1,400,537	4,488,125
Richard D. Peach	—	374,343	18,860	393,203
Donald W. Hamaker	90,630	793,893	426,773	1,311,296
Richard C. Josephson	75,336	456,547	244,004	775,887
Jay Robinovitz	36,709	380,608	150,827	568,144

(1)	Stock Option Acceleration and Extension. The terms of outstanding options provide that on retirement (defined as normal retirement after reaching age 65, early retirement after reaching age 55 and completing 10 years of service or early retirement after completing 30 years of service), disability or death, all unvested options shall become fully exercisable and the standard 90-day period for exercising options following termination of employment will be extended to 12 months, but not beyond each option’s original 10-year term. Information regarding outstanding unexercisable options held by the named executive officers is set forth in the Outstanding Equity Awards table. The amounts in the table above represent the sum of (a) the spread between $54.01 (the closing market price of the Company’s Class A Common Stock on August 31, 2009, the last trading day of fiscal 2009) and the exercise price for each outstanding unexercisable options held by the applicable officer on August 31, 2009, and (b) the increase in value of outstanding options resulting from the extension of the post-termination exercise period from 90 days to 12 months, with the option values for 90-day and 12-month remaining terms calculated using the Black-Scholes option pricing model with assumptions consistent with those used for valuing our options under accounting for share-based compensation.

(2)	RSU Acceleration. The terms of the RSU awards provide for accelerated vesting on retirement (as defined under “Stock Option Acceleration” above with respect to option agreements), disability or death. Information regarding unvested RSUs held by the named executive officers is set forth in the Outstanding Equity Awards table above. The amounts in the table above represent the number of shares subject to unvested RSUs multiplied by a stock price of $54.01 per share, which was the closing price of the Company’s Class A Common Stock on August 31, 2009, the last trading day of fiscal 2009.

(3)	LTIP Performance Shares Acceleration. Under the terms of the LTIP performance share awards, if a named executive officer’s employment is terminated due to death or disability prior to the vesting date, the officer (or his or her estate) would receive a payout in an amount equal to the payout calculated as if the performance period had ended on the last day of the Company’s most recently completed fiscal quarter prior to the date of employment termination, taking into account provisions in the award agreement for calculating performance for a shorter performance period and a partial year, and prorated for the portion of the performance period the officer had worked. If a named executive officer retires (as defined under “Stock Option Acceleration” above with respect to option agreements) prior to the vesting date, the named executive officer would be entitled to receive a prorated award to be paid following completion of the performance period, taking into account the number of performance shares that would otherwise have been issued based on the actual performance through the entire performance period and the portion of the performance period the officer had worked. The officer is required to provide a release of claims in connection with such payout. Amounts in the table are based on the payout formula applicable in the event of death or disability, and the value of outstanding performance share awards that would vest and be paid out pursuant to these terms is based on a stock price of $54.01 per share, which was the closing price of the Company’s Class A Common Stock on August 31, 2009, the last trading day of fiscal 2009.

RE-APPROVAL AND AMENDMENT OF THE EXECUTIVE ANNUAL BONUS PLAN

Section 162(m) of the Internal Revenue Code of 1986 limits to $1,000,000 per person the amount that the Company may deduct for compensation paid to certain of its most highly compensated officers in any year. Section 162(m), however, exempts from this deductibility limit compensation that qualifies as “performance-based compensation” as defined in regulations. To address the issue of deductibility of executive compensation, the Board of Directors adopted the Executive Annual Bonus Plan (the “Plan”) and the shareholders approved the Plan in 2005. The purpose of the Plan is to enable the Company to qualify annual bonuses it pays as “performance-based compensation” that will be fully deductible by the Company notwithstanding the $1,000,000 limit of Section 162(m).

The Plan provides that it will terminate on the date of the first shareholder meeting that occurs in the fifth year after the Company’s shareholders approved the Plan. This provision is consistent with the tax law requirement that the Plan be re-approved by shareholders every five years in order for awards under the Plan to continue to qualify as performance-based compensation. Accordingly, unless the shareholders re-approve the Plan as requested in this proposal, the Plan will terminate on the date of the Annual Meeting. If the shareholders re-approve the Plan, the Plan will be extended for an additional five years until the 2015 annual meeting.

In addition, on December 2, 2009, the Board of Directors approved amendments to the Plan, subject to shareholder approval, to (i) increase the per-employee limit on annual bonuses under the Plan from $2,500,000 to $6,000,000 and (ii) expand the list of objective business measures that may be the basis for performance goals under the Plan. In previous years the annual bonuses of certain executive officers have exceeded the per-employee limit under the plan, which resulted in nondeductible compensation. In addition, the Company’s employment agreement with Tamara L. Lundgren, President and Chief Executive Officer, provides for target annual bonus awards which exceed the existing limit in the plan. Approval of the proposed amendments to the Plan will enable the Company to qualify more of its annual incentive programs for executive officers as performance-based compensation under 162(m) and hence increase the deductibility of its executive compensation.

The following summary of the Plan, as proposed to be amended, is qualified in its entirety by reference to the terms of the Plan. A copy of the Plan, marked to show the proposed amendments, is attached as Appendix A to this proxy statement.

Description of the Plan

Administration.    The establishment of performance goals and related bonus opportunities under the Plan and all other decisions regarding the administration of the Plan will be made by the Compensation Committee of the Board of Directors (the “Committee”), which shall be comprised solely of two or more “outside directors” as that term is defined in regulations under Section 162(m).

Plan Participants.    For fiscal 2010, the sole participant in the Plan is the Company’s Chairman. If this proposal is approved by shareholders, the Committee intends that the Company’s Chief Executive Officer will be a Plan participant in fiscal 2011 and future years. The Committee may designate any executive officer of the Company as a Plan participant for any fiscal year at the time of establishment of performance goals for that year. Executive officers and other employees who are not Plan participants will continue to be eligible to receive annual bonuses outside of the Plan, but those bonuses will not qualify as “performance-based compensation” under Section 162(m).

Performance Goals and Bonus Opportunities.    To make an award under the Plan, the Committee shall, no later than 90 days after the beginning of a fiscal year of the Company, establish for each participant the performance goals for the year and the amount, or the formula for determining the amount, of cash bonus to be paid or accrued for the participant based on achievement of the performance goals for the year. Under the terms of the Plan as originally approved, the performance goals were one or more targeted levels of performance of the Company or any subsidiary, division or other unit of the Company with respect to one or more of the following objective measures: economic value added (adjusted operating income after taxes less a capital charge), earnings, earnings per share, stock price increase, total shareholder return (stock price increase plus dividends), return on equity, return on assets, return on capital, revenues, gross margin, operating income, inventories, inventory turns, cash flows or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, and restructuring and special charges (determined according to criteria established by the Committee). The proposed amendment to the Plan deletes one measure (stock price increase) and adds the following objective business measures to the above list: return on investment, gross margin per ton (or other unit of weight or volume), operating margin, operating income per ton (or other measure of weight or volume), income before income taxes, earnings before interest and taxes (“EBIT”), earnings before interest, taxes, depreciation and amortization (“EBITDA”), working capital, sales volume, production volume, intake purchase volumes, man hours per ton, conversion costs, and safety metrics (including but not limited to OSHA Total Incident Rate, Lost Time Rate and Recordable Injuries).

Certification of Bonuses.    Following the conclusion of any fiscal year, prior to the payment of any cash bonuses under the Plan with respect to that year, the Committee shall certify in writing the attainment of the performance goals for the year and the calculation of the bonus amounts. No bonus shall be paid or accrued if the related performance goal is not met.

Maximum Bonus.    The maximum cash bonus that may be paid or accrued for any participant with respect to performance of the Company in any fiscal year shall be $6,000,000.

Amendment and Termination.    The Plan may be amended or terminated by the Board of Directors at any time except to the extent that an amendment requires shareholder approval to maintain the qualification of Plan awards as performance-based compensation. Unless again re-approved by the shareholders, the Plan will terminate at the first meeting of shareholders of the Company in 2015.

Fiscal 2010 Target Awards.    In November 2009, the Committee established the performance targets and target awards for fiscal 2010 for Ms. Lundgren and Mr. Carter, the only two current or currently intended future participants in the Plan. The actual amounts to be paid under these awards cannot be determined at this time, as such amounts are dependent on the Company’s performance for the current fiscal year. However, the terms of the fiscal 2010 awards are consistent with the terms of their fiscal 2009 awards as described under “Grants of Plan-Based Awards in Fiscal 2009.”

Vote Required to Re-approve and Amend the Plan

Holders of Class A Common Stock and Class B Common Stock will vote together as a single class on the proposed re-approval and amendment of the Plan. The Plan will be re-approved and amended if the votes cast in favor of the re-approval and amendment exceed the votes cast against the re-approval and amendment. Accordingly, abstentions and broker non-votes will have no effect on the results of the vote. The proxies will be voted for or against the re-approval and amendment of the Plan or as an abstention in accordance with the instructions specified on the proxy form. If no instructions are given, proxies will be voted in favor of the re-approval and amendment of the Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE PROPOSED RE-APPROVAL AND AMENDMENT OF THE PLAN.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected PricewaterhouseCoopers LLP (“PwC”) as independent auditors for the Company to audit the Company’s financial statements and internal control over financial reporting for the fiscal years ending August 31, 2008, 2009 and 2010. Aggregate fees of PwC for audit services related to the most recent two fiscal years, and other professional services for which they billed us during the most recent two fiscal years, were as follows:

	2009	2008
Audit Fees(1)	$1,598,293	$1,637,136
Audit Related Fees(2)	1,500	305,445
Tax Fees(3)	47,400	68,707
All Other Fees	—	—

Total	$1,647,193	$2,011,288

(1)	Comprised of the audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements and the required audit of the Company’s internal control over financial reporting, as well as consents related to and reviews of other documents filed with the Securities and Exchange Commission.

(2)	Comprised of acquisition due diligence and consultations regarding internal controls and financial accounting and reporting.

(3)	Comprised of services for tax compliance, tax return preparation, tax advice and tax planning.

In fiscal 2009 and 2008, 100% of the audit fees, audit-related fees, tax fees and all other fees were approved by the Audit Committee.

A representative of PwC is expected to be present at the annual meeting and will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

Under the Sarbanes-Oxley Act of 2002, all audit and non-audit services performed by the Company’s independent accountants must be approved in advance by the Audit Committee to assure that such services do not impair the accountants’ independence from the Company. Accordingly, the Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy (the “Policy”) which sets forth the procedures and the conditions pursuant to which services to be performed by the independent accountants are to be pre-approved. Pursuant to the Policy, certain services described in detail in the Policy may be pre-approved on an annual basis together with pre-approved maximum fee levels for such services. The services eligible for annual pre-approval consist of services that would be included under the categories of Audit Fees, Audit-Related Fees and Tax Fees in the above table as well as services for accounting consultations. If not pre-approved on an annual basis, proposed services must otherwise be separately approved prior to being performed by the independent accountants. In addition, any services that receive annual pre-approval but exceed the pre-approved maximum fee level also will require separate approval by the Audit Committee prior to being performed. The Audit Committee may delegate authority to pre-approve audit and non-audit services to any member of the Audit Committee, but may not delegate such authority to management.

AUDIT COMMITTEE REPORT

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with management.

•	Discussed with the independent auditors the matters required to be discussed by SAS 61, as amended.

•

Received the written disclosures and the letter from the Company’s independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and has discussed with the independent auditors the auditors’ independence.

•

Based on the review and discussions above, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

•

Received the second report, and accepted the recommendations in the report, of the independent compliance consultant retained by the Company in connection with the settlement of the investigations by the DOJ and SEC into the Company’s past practice of making improper payments to the purchasing managers of customers in Asia in connection with export sales of recycled ferrous metals. For more information about the independent investigation, including information regarding cooperation by the Company, including the Audit Committee, with the DOJ and the SEC and the Company’s settlement of the investigation on October 16, 2006, see “Item 3. Legal Proceedings” in the Company’s Annual Report on Form 10-K for the year ended August 31, 2006.

•

Overseen the work of the Company’s Chief Compliance Officer and the implementation of the Company’s anti-corruption program as required by the settlement of the DOJ and SEC investigations, including implementation of the recommendations contained in the first and second reports of the independent compliance consultant.

AUDIT COMMITTEE

William D. Larsson, Chair

Robert S. Ball

Judith A. Johansen

Ralph R. Shaw

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

The Company’s Bylaws require shareholders to give the Company advance notice of any proposal or director nomination to be submitted at any meeting of shareholders and prescribe the information to be contained in any such notice. For any shareholder proposal or nomination to be considered at the 2011 Annual Meeting of Shareholders, the shareholder’s notice must be received at the Company’s principal executive office no earlier than the close of business on September 29, 2010 and no later than the close of business on October 29, 2010 and otherwise comply with the requirements of the Company’s Bylaws. In addition, any proposal by a shareholder of the Company to be considered for inclusion in proxy materials for the Company’s 2011 Annual Meeting of Shareholders must be received in proper form by the Company at its principal executive office no later than August 17, 2010.

DISCRETIONARY AUTHORITY

Although the Notice of Annual Meeting of Shareholders provides for transaction of any other business that properly comes before the meeting, the Board has no knowledge of any matters to be presented at the meeting other than the matters described in this Proxy Statement. The enclosed proxy, however, gives discretionary authority to the proxy holders to vote in accordance with their judgment if any other matters are presented.

GENERAL

The cost of preparing, printing and mailing this Proxy Statement and of the solicitation of proxies by the Company will be borne by the Company. Solicitation will be made by mail and, in addition, may be made by directors, officers and employees of the Company personally or by telephone, email, facsimile or telegram. The Company will request brokers, custodians, nominees and other like parties to forward copies of proxy materials to beneficial owners of stock and will reimburse such parties for their reasonable and customary charges or expenses in this connection.

The Company will provide to any person whose proxy is solicited by this proxy statement, without charge, upon written request to its Corporate Secretary, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2009 or of the Company’s proxy statement.

IT IS IMPORTANT THAT PROXIES BE PROVIDED PROMPTLY. THEREFORE, SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO SUBMIT A PROXY THROUGH THE INTERNET OR TO EXECUTE AND RETURN THE ENCLOSED PROXY IN THE REPLY ENVELOPE PROVIDED IF THIS PROXY WAS RECEIVED BY MAIL.

By Order of the Board of Directors,

Richard C. Josephson

Secretary

December 15, 2009

APPENDIX A

SCHNITZER STEEL INDUSTRIES, INC.

EXECUTIVE ANNUAL BONUS PLAN*

1. Purpose. Schnitzer Steel Industries, Inc. (the “Company”) hereby establishes the Schnitzer Steel Industries, Inc. Executive Annual Bonus Plan (the “Plan”) with the intent of qualifying compensation paid under the Plan as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986 (“Section 162(m)”) and the regulations promulgated thereunder. The Plan shall be interpreted in a manner consistent with the foregoing intent.

2. Administration. The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Company, which shall be comprised solely of two or more “outside directors” as defined in regulations promulgated under Section 162(m). The Committee may adopt guidelines to implement and administer the Plan.

3. Plan Participants. The participants in the Plan (the “Participants”) shall be the Chief Executive Officer (the “CEO”) of the Company and such directors and other executive officers of the Company as may be designated in writing by the Committee at the time of the establishment of Performance Goals for any fiscal year. Other executives and employees of the Company may receive bonuses on terms similar to the terms of bonuses paid to Participants under the Plan, but those bonuses shall not be covered by the Plan and, therefore, shall not qualify as performance-based compensation under Section 162(m).

4. Performance Goals.

(a) To make an award under the Plan, the Committee shall, no later than 90 days after the beginning of a fiscal year of the Company, establish in writing the objectives (“Performance Goals”) that must be satisfied by the Company or any subsidiary, division or other unit of the Company (“Business Unit”) during such year as a condition to the payment or accrual of a cash bonus for each Participant based on performance in that year. The Committee shall also establish (i) the amounts, or the formula for determining the amounts, of cash bonuses to be paid or accrued based on achievement of the Performance Goals, and (ii) the timing of payment and any other conditions to payment of such amounts. In establishing any Performance Goals, the Committee may, in its sole discretion, reserve the right to reduce the resulting cash bonuses prior to payment on such terms as determined by the Committee.

(b) The Performance Goals for each fiscal year shall be one or more targeted levels of performance with respect to one or more of the following objective measures with respect to the Company or any Business Unit: economic [value added] profit (adjusted operating income after taxes less a capital charge), [earnings] net income, earnings per share, [stock price increase], total shareholder return (stock price increase plus dividends), return on equity, return on assets, return on capital, return on investment, revenues, gross margin, gross margin per ton (or other unit of weight or volume), operating margin, operating income, operating income per ton (or other measure of weight or volume), income before income taxes, earnings before interest and taxes (“EBIT”), earnings before interest, taxes, depreciation and amortization (“EBITDA”), working capital, inventories, inventory turns, sales volume, production volume, intake purchase volumes, cash flows, man hours per ton, conversion costs, safety metrics (including but not limited to OSHA Total Incident Rate, Lost Time Rate and Recordable Injuries) or any of the foregoing before the effect of acquisitions, divestitures, accounting changes, and restructuring and special charges (determined according to criteria established by the Committee).

5. Computation of Bonus. Following the conclusion of any fiscal year, prior to the payment of any cash bonuses under the Plan with respect to that year, the Committee shall certify in writing the attainment of the

*	NOTE: Matter that is bold and underscored is new; matter in [brackets and italics] is to be deleted.

A-1

Performance Goals for the year and the calculation of the bonus amounts. No bonus shall be paid or accrued if the related Performance Goal is not met.

6. Maximum Bonus. The maximum cash bonus that may be paid or accrued for any Participant with respect to performance of the Company in any fiscal year shall be [$2,500,000] $6,000,000.

[7. Effect of Plan on Previously Established Performance Goals. The Plan shall be submitted for approval by the Company’s shareholders at the Annual Meeting of Shareholders held in 2005. If the Plan is approved by the shareholders at that meeting, the Plan shall apply to cash bonuses paid to the CEO after the date of that meeting as a result of achievement of Performance Goals previously established for fiscal 2005 and prior years, provided that the establishment and administration of those bonuses was and is otherwise in accordance with the terms of the Plan and the regulations under Section 162(m). If the Plan is not approved by the shareholders at that meeting, then any unpaid bonuses resulting from previously established Performance Goals shall not be paid.]

[8]7. Amendment and Termination of Plan. The Board may at any time amend or terminate the Plan, except that no amendment will be effective without approval by the Company’s shareholders if such approval is necessary to qualify amounts payable hereunder as performance-based compensation under Section 162(m). Unless it is re-approved by the shareholders, the Plan shall terminate on the date of the first shareholder meeting that occurs in the fifth year after the year of [initial] the last re-approval by the shareholders. No termination of the Plan shall affect Performance Goals and related awards established by the Committee prior to such termination.

[9]8. No Right of Continued Employment. Nothing in the Plan or any award pursuant to the Plan shall confer upon any person any right to be continued in the employment of the Company or any subsidiary.

[10]9. Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of Oregon.

A-2

COMPANY #
Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week
Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
INTERNET – www.eproxy.com/schn Use the Internet to vote your proxy until 12:00 p.m. (CT) on January 26, 2010.
PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on January 26, 2010.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ò  Please detach here  ò

The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. Election of directors:	01 David J. Anderson 02 William A. Furman 03 William D. Larsson	04 Scott Lewis 05 Wayland R. Hicks	☐ Vote FOR all nominees (except as marked)	☐ Vote WITHHELD from all nominees
(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Re-approval and amendment of the Executive Annual Bonus Plan.			☐ For ☐ Against ☐ Abstain

3. The proxies may vote in their discretion as to other matters which may come before the meeting

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box	☐ Indicate changes below:			Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

SCHNITZER STEEL INDUSTRIES, INC.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, January 27, 2010

8:00 a.m.

Multnomah Athletic Club

1849 SW Salmon Street

Portland, Oregon 97205

Schnitzer Steel Industries, Inc. P.O. Box 10047 Portland, Oregon 97296-0047	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on January 27, 2010.

The shares of stock of Schnitzer Steel Industries, Inc. that you hold will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” all nominees in Item 1 and “FOR” the proposal in Item 2.

By signing the proxy, you revoke all prior proxies and appoint Tamara L. Lundgren and Richard D. Peach, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.